Exhibit 10.20

EXECUTION FORM

Shareholders’ Agreement

DATED 31 OCTOBER 2016 (G)

Between

SAUDI ARAMCO DEVELOPMENT COMPANY

and

NABORS INTERNATIONAL NETHERLANDS B.V.

relating to the

ONSHORE DRILLING JOINT VENTURE

Schedule 14 Form of Shareholder Loan Agreement	120
Schedule 15 Performance Measures	121
Schedule 16 Form of Replacement Shareholders’ Agreement	126
Schedule 17 Miscellaneous Provisions	127

THIS SHAREHOLDERS’ AGREEMENT (the Agreement) is made on 31, October 2016 (G),

BETWEEN:

(1)      SAUDI ARAMCO DEVELOPMENT COMPANY, a limited liability company incorporated and registered in the Kingdom with commercial registration number 2052002216 and with its registered office at P.O. Box 500, Dhahran, 3131, the Kingdom (Saudi Aramco); and

(2)      NABORS INTERNATIONAL NETHERLANDS B.V., a private company with limited liability incorporated and registered in The Netherlands with its registered office at Zuidplein 126, WTC toren H 15th floor, 1077XV Amsterdam, The Netherlands (Nabors).

WHEREAS:

(A)     Saudi Aramco is a wholly-owned Affiliate of Saudi Arabian Oil Company, a fully-integrated, global petroleum enterprise engaging in the exploration, production, refining, distribution, shipping and marketing of oil and gas.

(B)     Nabors is a wholly-owned Affiliate of Nabors Industries Ltd., a leading provider of onshore workover and drilling rigs whose shares are traded on the New York Stock Exchange under the symbol “NBR”.

(C)     Saudi Arabian Oil Company and Nabors Drilling International Limited executed a Memorandum of Understanding on 10 February 2016 (G) (as amended) (the MOU) with respect to the formation of a 50/50 joint venture company to provide best in class onshore drilling services to Saudi Arabian Oil Company (in its capacity as a customer for onshore drilling services, being the Saudi Aramco Customer), and to own, operate, and manage onshore drilling rigs in the Kingdom.

(D)     This Agreement will serve to establish the rights and obligations of the Shareholders in connection with the formation and operation of the company to be incorporated for use by the Shareholders as the special purpose vehicle for the project contemplated herein (the Company).

(E)     Nabors Drilling International Limited is the parent company of Nabors and has provided the Nabors Guarantee, effective as of the Effective Date, for the purposes of guaranteeing the performance by Nabors and its Affiliates of certain obligations under the Transaction Agreements.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1     In this Agreement:

Accounting Policy has the meaning set forth in clause 12.2;

Acquired Shareholder has the meaning set forth in clause 16.4(a);

Additional Funding Notice has the meaning set forth in clause 5.2(e);

Adjourned Meeting has the meaning set forth in clause 6.3(b);

Affected Party has the meaning set forth in clause 24.1;

Affiliate means, in relation to any Person, any Subsidiary or Ultimate Holding Company of that Person and any other Subsidiary of that Ultimate Holding Company, but in relation to:

(a)      Nabors, shall exclude C&J Energy Services Ltd. and its Subsidiaries;

(b)      Saudi Aramco, shall exclude:

(i)      the Government and Government Entities, as well as companies owned by the Government (including The Industrialization and Energy Services Company (TAQA) and the Public Investment Fund (PIF)), provided that, subject to subparagraph (ii) below, Saudi Arabian Oil Company and companies controlled by Saudi Arabian Oil Company shall be Affiliates of Saudi Aramco; and

(ii)     except for the purposes of clause 20 and clauses 1.4 and 1.6 of Schedule 17,  the joint ventures (and each of their Subsidiaries) to be established by Saudi Aramco (or any of its Affiliates) which relate to (i) offshore drilling services or offshore rig manufacturing or (ii) the supply and/or customer chain of the IK Manufacturing JV or the offshore rig manufacturing joint venture, including offshore and subsea EPCI, casting and forging manufacturing services, engine manufacturing and energy industrial city; and

(c)      both Nabors and Saudi Aramco, shall exclude the IK Manufacturing JV and its Subsidiaries;

Agreed Form means, in relation to any document, the form of that document which is scheduled to the letter to be entered into on the date of this Agreement by Saudi Aramco and Nabors pursuant to which each of Saudi Aramco and Nabors confirm as at the Effective Date that each of the scheduled documents are in final agreed form;

Agreement has the meaning set forth above the Preamble;

Agreement of SHA Adherence means an agreement substantially in the form attached hereto as Schedule 12;

Applicable Law means any decree, resolution, law, statute, act, ordinance, rule, directive (to the extent having the force of law), order, treaty, code or regulation as enacted, issued or promulgated, or any interpretation thereof by a Governmental Entity having jurisdiction over the matter in question, that is publicly available or published in the Official Gazette or of which the Party to which such Applicable Law applies has actual knowledge, including amendments, modifications, extensions, replacements and re-enactments thereof. For the avoidance of doubt, Islamic Shari’a shall be deemed to constitute Applicable Law;

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Articles of Association means the articles of association of the Company as shall be agreed between the Shareholders and submitted for approval to MOCI, as amended from time to time;

Asset Transfer and Contribution Agreement or ATCA means each agreement dated on or about the date hereof pursuant to which each of:

(a)      Saudi Aramco; and

(b)      Nabors Drilling International Gulf FZE,

shall contribute, amongst other things, onshore drilling rigs to the Company;

Audit Committee has the meaning set forth in clause 8.3(a);

Authorized Capital means the authorized capital of the Company, as specified in the Articles of Association;

Available Cash means, at any given time, the existing cash resources available to the Company as determined by the Board of Managers, taking into account (and without double-counting):

(a)      the Company’s on-going working capital requirements;

(b)      the Company’s anticipated expenditure as contemplated by the Business Plan; and

(c)      the requirements of any Third Party Debt Financing;

Bank has the meaning set forth in paragraph 1.1(g) of Schedule 2;

Board Manager has the meaning set forth in clause 6.1(b);

Board Manager Appointment Letter means the letter to be signed by each Board Manager upon appointment substantially in the form set out in the Governance Charter;

Board Manager Eligibility Criteria means that a prospective or current Board Manager is: (i) of sound mind and health and capable of managing his or her affairs and the affairs of the Company; (ii) not the subject of any criminal conviction relevant to the governance or affairs of the Company, or otherwise of a serious nature; and (iii) not bankrupt or insolvent or has not made or entered into any arrangement or composition with his or her creditors generally;

Board of Managers has the meaning set forth in clause 6.1(a);

Board of Managers’ Chairman has the meaning set forth in clause 6.1(e);

Board of Managers’ Secretary has the meaning set forth in clause 6.1(h);

Board Reserved Matters has the meaning set forth in clause 6.6(b);

Business has the meaning set forth in clause 3.1;

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Business Day means:

(a)      save as set out in paragraphs (b) and (c) below, a day (other than Friday or Saturday) on which banks are generally open in the Kingdom for normal business;

(b)      for the purposes of the delivery of any Funding Notice or Additional Funding Notice in accordance with clause 5, and for clauses 15.1(l) and 16.4, paragraph 1 of Schedule 8 and paragraphs 5.3 and 5.4 of Schedule 17, a day (other than Friday, Saturday or Sunday) on which banks are generally open in the Kingdom and New York for normal business; and

(c)      for the purposes of the remaining paragraphs of Schedule 8, a day (other than a Friday, Saturday or Sunday) on which banks are generally open in the Kingdom and London for normal business;

Business Plan means the business plan for the Company as may be amended or replaced from time to time in accordance with clauses 9.2 and 9.3;

Call Instruments has the meaning set forth in clause 16.8(a);

Call Notice has the meaning set forth in clause 16.8(a);

Call Option has the meaning set forth in clause16.8(a);

Called Shareholder has the meaning set forth in clause 16.8(a);

Capital Contribution means any contribution, including the Initial Capital Contribution, by a Shareholder to the Company of: (i) cash; and/or (ii) any assets transferred, in consideration for Shareholder Instruments to be issued by the Company to such Shareholder;

CEO means the chief executive officer of the Company;

CFO means the chief financial officer of the Company;

Change of Control means:

(a)      in relation to Saudi Aramco, Saudi Arabian Oil Company ceasing to have the right, directly or indirectly, to direct or manage the affairs of Saudi Aramco; and

(b)      in relation to any other Shareholder which at the Relevant Date is:

(i)      not a Subsidiary of another company, it becoming a Subsidiary of another company; or

(ii)     a Subsidiary of another company, either a change such that it has a new Ultimate Holding Company (other than as a consequence of a solvent corporate reorganization) or such Shareholder ceases to be a Subsidiary of any company;

CIT has the meaning set forth in clause 11.2(b);

Commercial Registration Certificate means the certificate of commercial registration issued by MOCI;

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Committee means the Audit Committee, the Compliance Committee and each other committee of the Board of Managers established in accordance with clause 8.1(b);

Company has the meaning set forth in the Preamble;

Company Under-Formation Bank Account has the meaning set forth in paragraph 1.1(g) of Schedule 2;

Competing Project means a business or venture engaged in the drilling of onshore oil and gas wells in the Kingdom;

Completion has the meaning set forth in paragraph 3.1 of Schedule 2;

Compliance Committee has the meaning set forth in clause 8.4(a);

Conditions Precedent means the conditions set forth in paragraph 2.1 of Schedule 2;

Confidential Information has the meaning set forth in clause 18.1;

Constitutional Documents means the Articles of Association, the Commercial Registration Certificate and the SAGIA License;

Contested Nabors CoC Event has the meaning set forth in paragraph 5.4(a) of Schedule 17;

Contributed Rig has the meaning set forth in paragraph 1(a) of Schedule 4;

Contributing Shareholder has the meaning set forth in clause 5.3(d)(ii);

Controller has the meaning set forth in clause 8.6(g);

Corporate Strategy means the strategy set out in Schedule 3;

Deadlock Committee has the meaning set forth in clause 10.2(a);

Deadlock Event has the meaning set forth in clause 10.1;

Deadlock Notice has the meaning set forth in clause 10.2(a);

Decision has the meaning set forth in paragraph 8 of Schedule 8;

Default Notice has the meaning set forth in clause 15.2;

Default Price means the Fair Price, less a twenty percent (20%) discount;

Defaulting Shareholder has the meaning set forth in clause 15.2;

Disclosing Party has the meaning set forth in clause 18.1;

Dispute has the meaning set forth in paragraph 1 of Schedule 9;

Dispute Resolution Procedures means the dispute resolution procedures set forth in Schedule 9;

Dissolution Event has the meaning set forth in clause 17.1;

Distributable Amount has the meaning set forth in paragraph 4 of Schedule 10;

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Drilling Agreement means each drilling contract to be entered into between the Company and the Saudi Aramco Customer as agreed by the Shareholders and reflecting the agreed terms and conditions in Schedule 4;

EBITDA means earnings before interest, Taxes, depreciation and amortization;

Effective Date has the meaning set forth in clause 2.1;

Employee Matters Agreement means the employee matters agreement in the Agreed Form to be entered into between Saudi Aramco, Nabors and the Company;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, restriction, right to acquire, right of pre-emption (excluding any statutory right of pre-emption), right of first refusal, claim, interest, preference, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention agreements and any agreement to create or grant any of the foregoing;

Event of Default has the meaning set forth in clause 15.1;

Executive Committee has the meaning set forth in clause 8.2(a);

External Auditor has the meaning set forth in clause 11.3;

Face Value means, in respect of any Shareholder Loan, the aggregate amount of principal outstanding in respect of such Shareholder Loan, together with any accrued but unpaid interest;

Fair Price means the price to be determined by the Independent Valuator in accordance with the valuation principles set forth in Schedule 8;

Financial Statements has the meaning set forth in clause 11.2(a);

Financial Year means a financial Year of the Company ending on 31 December;

Force Majeure Event has the meaning set forth in clause 24.2;

Formation Date has the meaning set forth in paragraph 1.2 of Schedule 2;

Formation Joint Costs and Expenses has the meaning set forth in paragraph 6.1(a) of Schedule 2;

Funding Notice means a Notice provided by or on behalf of the Company to the Shareholders requesting a Shareholder Injection, substantially in the form attached hereto as Schedule 13;

Funding Notice Criteria has the meaning set forth in clause 5.1(e);

GAZT means the General Authority of Zakat and Tax at the Ministry of Finance in the Kingdom;

General Assembly has the meaning set forth in clause 7.1(a);

GOSI means the General Organization for Social Insurance in the Kingdom;

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Governance Charter means the governance charter setting forth:

(a)      the corporate governance principles for the Company and the Business, particularly in relation to: (i) the roles and conduct of Senior Officers; (ii) the delegations of authority (including in relation to permitted deviations from and amendments to the Business Plan subject to agreed thresholds); (iii) expense reimbursement policy; (iv) the Organizational Structure; and (v) the development of local talent; and

(b)      the Board Manager Appointment Letter;

Government means the government of the Kingdom save in respect of clause 24 where this term shall also include any national government;

Governmental Entity means any ministry, agency, court, judicial committee, regulatory or other authority or institution of the Government;

Gross Negligence means, in relation to a Person, a standard of conduct beyond negligence whereby that Person acts with willful and/or wanton disregard for the consequences of a breach of a duty of care owed to another;

Group means, in relation to any Shareholder, such Shareholder and its Affiliates;

Head Office has the meaning set forth in clause 2.4;

Holding Company has the meaning set forth in clause 1.2(a);

ICC has the meaning set forth in paragraph 1.3 of Schedule 9;

IFRS has the meaning set forth in clause 11.1(a)(i);

IK Manufactured Rigs has the meaning set forth in paragraph 1(b) of Schedule 4;

IK Manufacturing JV has the meaning set forth in paragraph 4 of Schedule 3;

Independent Valuator means an independent Third Party, not affiliated or associated with, or routinely retained by, a Shareholder or any of its Affiliates, which is retained to establish the Fair Price and which shall be an internationally recognized accounting firm or investment bank appointed in accordance with paragraph 1 of Schedule 8;

Information has the meaning set forth in clause 25.16(c)(i);

Initial Capital Contribution has the meaning set forth in paragraph 4.1 of Schedule 2;

Insolvency Event means, in respect of the relevant Person, any of the events set out in clause 15.1(l) or the occurrence of any equivalent processes to any such events;

Intellectual Property means patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted renewals or extensions

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of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Kingdom means the Kingdom of Saudi Arabia;

Leased Rigs has the meaning set forth in paragraph 1(c) of Schedule 4;

License Agreement means each of: (i) the Saudi Aramco Intellectual Property License Agreement; and (ii) the Nabors Intellectual Property License Agreement;

Liquidator has the meaning set forth in clause 17.3;

Long Range Plan has the meaning set forth in clause 9.1, as may be amended in accordance with clause 7.3(j);

Losses means any damages, losses, liabilities, claims of any kind, demands, interest or expenses (including reasonable attorneys’ fees, legal costs and expenses in defending against such liabilities and claims) suffered, incurred or paid, directly or indirectly, in connection with this Agreement, the other Project Documents or the consummation of the activities contemplated hereby and thereby respectively;

Managed Rigs has the meaning set forth in paragraph 1(d) of Schedule 4;

Management Team has the meaning set forth in clause 8.6(b);

Maximization of Local Content Policy means the policy set forth in Schedule 11;

MOCI means the Ministry of Commerce and Investment in the Kingdom;

MOU has the meaning set forth in the Preamble;

Nabors has the meaning set forth in the Preamble and/or any Qualifying Affiliate of Nabors which at any given time holds Shareholder Instruments (as appropriate) and who shall, for the avoidance of doubt be treated as one (1) entity for all purposes under this Agreement (including for the purposes of  determining their collective Ownership Interest and the purposes of clauses 6.1(b), 6.1(d), 6.6(b), 15 and 16);

Nabors Board Managers has the meaning set forth in clause 6.1(b);

Nabors CoC Notification Date has the meaning set forth in paragraph 5.3 of Schedule 17;

Nabors Guarantee means the guarantee from Nabors Drilling International Limited in favor of the Company and Saudi Aramco dated on or about the Effective Date in relation to Nabors’ obligations under the Transaction Agreements;

Nabors Intellectual Property License Agreement means the Intellectual Property license agreement in the Agreed Form to be entered into between Nabors Arabia Company Ltd. and the Company;

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Nabors Qualifying Affiliate means a legal entity in which Nabors Industries Ltd. owns, directly or indirectly, one hundred percent (100%) of the equity interests and has the right (directly or indirectly) to direct and manage the affairs of such legal entity;

New Build Agreement has the meaning set forth in paragraph 1 of Schedule 5 and shall also include agreements for the supply of goods and services in relation to the manufacturing of an IK Manufactured Rig which are procured directly by the Company (or its Subsidiary) from persons other than the IK Manufacturing JV;

New Intellectual Property has the meaning set forth in clause 14.2(c);

Non-Contributing Shareholder has the meaning set forth in clause 5.3(d);

Non-Defaulting Shareholder has the meaning set forth in clause 15.2;

Notice has the meaning set forth in clause 25.4(a);

Organizational Structure has the meaning set forth in clause 8.6(a);

Ownership Interest means, subject to paragraph 5.3 of Schedule 2, in respect of a Shareholder at any time, the aggregate of the Shareholder Instruments extended by, or issued to, or transferred to such Shareholder at or prior to such time, or, if the context so requires, the aggregate of the Shareholder Instruments extended by, or issued to, or transferred to such Shareholder at or prior to such time expressed as a percentage of the aggregate of all the Shareholder Instruments extended by, or issued to, or transferred to each Shareholder at or prior to such time;

Party means a party to this Agreement;

Performance Measures has the meaning set forth in Schedule 15;

Permitted Encumbrance means any Encumbrances created under the terms of any Third Party Debt Financing documents approved in accordance with the terms of this Agreement;

Person means any individual, firm, company, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, unincorporated organization, ministry, agency, court, judicial committee, regulatory or other authority of any national government, state or agency of a state, or other entity, works council or employee representative body (whether or not having separate legal personality);

Pre-Emption Notice has the meaning set forth in clause 16.5(b)(iii);

Pre-Emption Ownership Interest has the meaning set forth in clause 16.5(b)(i);

Pre-Emption Period has the meaning set forth in clause 16.5(b)(iii);

Pre-Emption Price has the meaning set forth in clause 16.5(b)(ii);

Pre-Emption Sale Conditions has the meaning set forth in clause 16.5(b)(ii);

Pricing Discount has the meaning set forth in paragraph 2.3 of Schedule 4;

Pricing Mechanism has the meaning set forth in paragraph 2.1 of Schedule 4;

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Project Documents means: (i) the Transaction Agreements; and (ii) each other contract necessary for the optimal implementation of the Business, including construction contracts, civil works contracts, operating and services agreements, material supply contracts, etc.;

Project Operations Date means the date on which the Company commences its Business operations as evidenced by a certificate signed by Saudi Aramco and Nabors, being a date not earlier than the date the registrations referred to in paragraph 3.4 of Schedule 2 have been achieved;

Proxy has the meaning set forth in clause 6.2(d);

Purchaser has the meaning set forth in clause 16.5(b)(i);

Purchasing Shareholder has the meaning set forth in clause 16.8(c)(i);

Put Instruments has the meaning set forth in clause 16.9(a);

Put Notice has the meaning set forth in clause 16.9(a);

Put Option has the meaning set forth in clause 16.9(a);

Qualifying Affiliate means a Saudi Aramco Qualifying Affiliate or a Nabors Qualifying Affiliate, as the context requires;

Re-Adjourned Meeting has the meaning set forth in clause 6.3(b);

Receiving Party has the meaning set forth in clause 18.1;

Related Agreement means each Transaction Agreement save for the Nabors Guarantee, the Articles of Association, the License Agreements and any other contract or agreement between the Company and a Shareholder (or its Affiliates) relating to the Business as is agreed by the Shareholders not to be a Related Agreement from time to time;

Related Shareholder has the meaning set forth in clause 6.7(a);

Related Shareholder Transaction means any transaction or agreement to be entered into by, or any transaction or agreement between: (i) the Company or any of its Affiliates; (ii) any Shareholder or any of its Affiliates, including the Transaction Agreements; and (iii) any transaction with the IK Manufacturing JV to the extent that one but not both Shareholders has a direct or indirect ownership interest in the IK Manufacturing JV, in which case such Shareholder shall be the Related Shareholder for the purposes of clause 6.7;

Relevant Date means the date on which any party becomes a Shareholder to this Agreement whether as an original Shareholder or by subsequently adhering to its terms in the manner described in this Agreement;

Relevant Transaction Agreements has the meaning set forth in clause 16.5(a)(iv);

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Restricted Person means a Person that is:

(a)      listed on, or owned or controlled by a Person listed on, or acting on behalf of a person or entity listed on, any Sanctions List;

(b)      located in, incorporated under the laws of, or acting on behalf of a Person located in or organized under the laws of, any country or territory that is the target of country-wide Sanctions (including Iran, North Korea, Sudan and Syria);

(c)      otherwise a target of Sanctions; or

(d)      associated with a country with whom the Kingdom does not have diplomatic relations or with whom such relations have been suspended;

Rig Lease Agreement means each rig lease agreement in the Agreed Form to be entered into between the Company and Nabors and/or an Affiliate pursuant to which Nabors and / or its Affiliate leases the Leased Rigs to the Company as further set out in Schedule 4;

Rig Management Agreement means the rig management agreement in the Agreed Form to be entered into between the Company and Nabors Drilling International II Limited pursuant to which Nabors Drilling International II Limited pays a management fee to the Company in respect of the Managed Rigs as further set out in Schedule 4;

Rig Order Schedule means the schedule set forth in Schedule 7;

Rules has the meaning set forth in paragraph 1.3 of Schedule 9;

SAGIA means the Saudi Arabian General Investment Authority in the Kingdom;

SAGIA License means the investment license to be granted by SAGIA in the name of the Company and naming Saudi Aramco and Nabors as investors in the Company;

Sanctions means the economic, financial and trade embargoes and sanctions laws, regulations, rules and/or restrictive measures administered, enacted or enforced by any Government Entity, the Office of Foreign Assets Control of the U.S. Department of Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union and/or any other government, public or regulatory authority or body of any of the foregoing;

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or any similar list maintained by, or public announcement of Sanctions designation made by, any Government Entity, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union and/or any other government, public or regulatory authority or body of any of the foregoing;

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Saudi Arabian Arbitration Regulation means the Saudi Arabian Arbitration Regulation, Royal Decree No. M/34 of 25th Jumada Awwal 1433 Hejra (corresponding to 16 April 2012);

Saudi Arabian Oil Company means Saudi Arabian Oil Company, a company with limited liability duly organized and existing under the laws of the Kingdom and established by Royal Decree No. M/8 dated 4/4/1409 (H) (corresponding to 13 November 1988 (G));

Saudi Aramco has the meaning set forth in the Preamble and/or any Qualifying Affiliate of Saudi Aramco which at any given time holds Shareholder Instruments (as appropriate) and who shall, for the avoidance of doubt be treated as one (1) entity for all purposes under this Agreement (including for the purposes of  determining their collective Ownership Interest and the purposes of clauses 6.1(b), 6.1(d), 6.6(b), 15 and 16);

Saudi Aramco Board Managers has the meaning set forth in clause 6.1(b);

Saudi Aramco Customer has the meaning set forth in the Preamble;

Saudi Aramco Intellectual Property License Agreement means the Intellectual Property license agreement in the Agreed Form to be entered into between Saudi Aramco (and/or any of its Affiliates) and the Company;

Saudi Aramco Qualifying Affiliate means a legal entity:

(a)      in which Saudi Arabian Oil Company owns, directly, indirectly or through a contractual arrangement, one hundred percent (100%) of the equity interests and has the right (directly or indirectly) to direct and manage the affairs of such entity; or

(b)      which owns, directly or indirectly, one hundred percent (100%) of the equity interests of Saudi Aramco and has the right to direct and manage the affairs of Saudi Aramco,

provided that, following any listing on a recognized stock exchange of any of the shares of Saudi Aramco, or any of the shares of a Holding Company or the Ultimate Holding Company of Saudi Aramco, Saudi Aramco Qualifying Affiliate shall mean any legal entity in respect of which Saudi Arabian Oil Company has the right, directly or indirectly, to direct or manage its affairs;

Saudi Riyals (or SAR) means the official and lawful currency of the Kingdom from time to time;

Secondees has the meaning set forth in clause 8.7(c);

Secondment Agreement means the secondment agreement substantially in the Agreed Form to be entered into between Saudi Aramco, Nabors and the Company pursuant to which each of Saudi Aramco and Nabors agrees to second personnel to the Company;

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Senior Officers means the CEO, the CFO, the Controller and those positions designated as senior officers of the Company in the Governance Charter from time to time;

Services Agreement means the services agreement in the Agreed Form to be entered into between Nabors Drilling International Gulf FZE, Saudi Aramco (and/or any of its Affiliates) and the Company pursuant to which the Company and any Shareholder may agree statements of work under which that Shareholder provides certain services to the Company;

Shareholder means a shareholder of the Company being each of:

(a)      Saudi Aramco and/or each of its Qualifying Affiliates which at any given time hold any Shareholder Instruments;

(b)      Nabors and/or each of its Qualifying Affiliates which at any given time hold any Shareholder Instruments; and

(c)      any Transferee of all (but not less than all) of the Shareholder Instruments of Nabors or any of its Qualifying Affiliates pursuant to clause 16.5,

with Shareholders meaning (a) and either of (b) or (c), as the case may be;

Shareholder Injection means:

(a)      advancing cash to subscribe and pay for, or extend to the Company or causing the extension to the Company of, Shareholder Instruments in accordance with, or pursuant to, the terms of this Agreement; or

(b)      such other mechanism as the Shareholders may agree, consistent with Applicable Law;

Shareholder Instruments means: (i) Shares; (ii) Shareholder Loans and promissory notes related thereto; (iii) any other share capital of the Company; (iv) any loan stock, preferred equity certificates or any other equity-like instrument or interest in the Company; (v) any other instrument or interest evidencing indebtedness (whether or not interest bearing) in or issued by the Company in conjunction with any issued or to be issued share capital or other interest in the Company; and/or (vi) any interest in, or any instrument or document granting a right of subscription for, or conversion into, any of the items described in items (i) to (v) above or any analogous or equivalent interest in the Company;

Shareholder Loan Agreements means each agreement substantially in the form set out in Schedule 14 to be entered into between the Company and each relevant Shareholder documenting each Shareholder Loan to be extended by each such Shareholder;

Shareholder Loans means the shareholder loans provided by the Shareholders to the Company;

Shareholders’ Loan Repayment and Dividend Policy means the shareholders’ loan repayment and dividend policy of the Company set forth in Schedule 10;

Shares means the share capital of the Company;

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Shortfall Amount has the meaning set forth in clause 5.3(d);

SOCPA has the meaning set forth in clause 11.1(a)(i);

Steering Committee has the meaning set forth in paragraph 1.3 of Schedule 2;

Subsidiary has the meaning set forth in clause 1.2(a);

Supermajority Shareholders' Reserved Matters has the meaning set forth in clause 7.3;

Support Obligation has the meaning set forth in clause 5.2(h);

Taxes means all Zakat, taxes (including income tax and any CIT), duties, levies and assessments, including withholding tax, customs duties, sales tax, consumption tax, value added tax (VAT) and stamp duty, together with any interest, surcharges, fines or penalties thereon, or in addition thereto and regardless of whether any of the same are chargeable directly or indirectly against or attributable directly or indirectly to any Person in any applicable jurisdiction;

Term has the meaning set forth in clause 4.1;

Third Party means any Person other than Saudi Aramco, Nabors (and any of their respective Affiliates) or the Company and its Subsidiaries (if any);

Third Party Debt Financing has the meaning set forth in clause 5.1(b);

Total Commitment Amount means, in relation to a Shareholder:

(a)      its Initial Capital Contribution; plus

(b)      fifty percent (50%) of the aggregate purchase price due in respect of the acquisition of the first twenty-five (25) rigs under the New Build Agreements;

Transaction Agreements means: (i) this Agreement; (ii) the Articles of Association; (iii) each Asset Transfer and Contribution Agreement; (iv) the Services Agreement; (v) the Employee Matters Agreement; (vi) the License Agreements; (vii) the Secondment Agreement; (viii) the Rig Lease Agreement; (ix) the Rig Management Agreement; (x) the Drilling Agreements; (xi) the Shareholder Loan Agreements; (xii) the Nabors Guarantee; and (xiii) any such other contracts or agreements between or among the Company and a Shareholder (or its Affiliates) relating to the Business and designated and agreed by the Shareholders as Transaction Agreements from time to time;

Transfer has the meaning set forth in clause 16.1(a);

Transfer Notice has the meaning set forth in clause 16.5(b)(i);

Transferee has the meaning set forth in clause 16.3(a);

Transition Period means the period which is three (3) Years commencing on the Project Operations Date;

Tribunal has the meaning set forth in paragraph 2 of Schedule 9;

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Ultimate Holding Company means a Holding Company which is not also a Subsidiary of a company;

Unanimous Shareholders' Reserved Matters has the meaning set forth in clause 7.4;

United States Dollars, U.S. Dollars or USD means the lawful currency of the United States of America from time to time;

US GAAP means the generally accepted accounting principles of the United States of America; and

Vendor has the meaning set forth in clause 16.5(b).

1.2     In this Agreement, except where the context otherwise requires:

(a)      a company is a Subsidiary of another company, its Holding Company, if:

(i)      that other company:

(A)      holds a majority of the voting rights in it;

(B)      is a member of it and has the right to appoint or remove a majority of its board of managers or directors; or

(C)      is a member of it and controls alone, or, pursuant to an agreement with other members, a majority of the voting rights in it; or

(ii)     it is a Subsidiary of a company that is itself a Subsidiary of that other company;

(b)      references to a company shall be construed so as to include any Person, company, corporation or other body corporate or other legal entity, wherever and however incorporated or established (as applicable);

(c)      references to a Person shall be construed in accordance with its definition in this Agreement;

(d)      references to assets includes present and future properties, revenues and rights of every description (whether tangible or intangible);

(e)      references to equivalent on any given date in any currency (the first currency) of an amount denominated in another currency (the second currency) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted on the relevant Bloomberg page in the normal course of business at or about 11.00am on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second (2nd) Business Day thereafter;

(f)      a reference to an enactment or regulation shall include a reference to any subordinate law, decree, resolution, order or the like made under the relevant enactment or regulation, and is a reference to that enactment, regulation or

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subordinate law, decree, resolution, order or the like as from time to time amended, consolidated, modified, re-enacted or replaced;

(g)      words in the singular shall include the plural and vice versa, and references to one (1) gender shall include other genders;

(h)      unless otherwise expressly stated, a reference to a Schedule, clause, section, subsection, or paragraph shall be a reference to a schedule, clause, section, subsection, or paragraph (as the case may be) of or to this Agreement;

(i)       if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated inclusive of that day;

(j)       references to Years, quarters, months, days and the passage of time shall be construed in accordance with the Gregorian (G) calendar;

(k)      where the day on which any act, matter or thing is to be done is a day other than a Business Day, then that act, matter or thing shall be done on or by the next Business Day;

(l)       references to writing shall not include e-mail except where expressly stated otherwise;

(m)     unless otherwise specified, a reference to includes or including shall mean includes without limitation or including without limitation, as applicable;

(n)      the Preamble and headings in this Agreement are for convenience only and shall not affect its interpretation;

(o)      the Schedules to this Agreement form part of this Agreement, and a reference to this Agreement shall include such Schedules;

(p)      the words best efforts shall mean the use of diligence, good faith, and every conceivable effort to the extent such efforts do not materially prejudice the interests of the acting party;

(q)      the words commercially reasonable efforts shall mean the use of reasonable efforts conducted in good faith in a commercially reasonable and prudent manner;

(r)       references to any agreement or contract, including this Agreement, shall be interpreted to mean such agreement or contract as amended, modified or supplemented in accordance with its terms from time to time; and

(s)      references to any Governmental Entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, in any jurisdiction, shall include any successor to such entity.

2.       EFFECTIVENESS, FORMATION AND COMMENCEMENT

2.1     Effectiveness

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This Agreement shall become effective on the date hereof (the Effective Date).

2.2     Formation of the Company

(a)      The Company shall be formed in accordance with the provisions set forth in Schedule 2.

(b)      The Shareholders shall procure that, as soon as practicable after the Formation Date, the Company accedes to this Agreement by executing an agreement of adherence in the Agreed Form.

2.3     Name

The name of the Company shall be "Saudi Aramco Nabors Drilling Company".

2.4     Head Office

The head office of the Company (the Head Office) shall be located in the Eastern Province of the Kingdom, or such other place within the Kingdom as the Shareholders may decide from time to time.

3.       BUSINESS OF THE COMPANY

3.1     The business of the Company shall be, and the objective for which the Company is formed is, the development and operation of an onshore drilling business, which shall include developing, establishing, owning, operating, managing, leasing and maintaining onshore drilling rigs, equipment and on-shore drilling related support services in the Kingdom, and the provision of technical and administrative support services and training in relation thereto. These objectives, along with the activities set forth in Schedule 3, as may be amended by the Shareholders from time to time, shall constitute the Business of the Company.

3.2     The Business shall be conducted: (i) in accordance with the Corporate Strategy, (ii) in accordance with appropriate international best practices as adopted by international drilling services companies in mature markets in all aspects of health, safety, security and environment, engineering and overall drilling operations and (iii) in a commercially prudent manner designed to maximize the Company's value and achieve high levels of efficiency, safety, productivity and profitability.

3.3     To assist the Company in achieving its objectives and to conduct itself in accordance with the international best practices outlined in clause 3.2, the Shareholders shall, and shall procure that their respective Affiliates shall, support the Company and its Subsidiaries (if any) by providing the Company with services and know-how on an actual cost basis, without any mark-up or margin but reflective of the time incurred, wages payable, applicable employee benefits and any related training costs.

3.4     The Shareholders shall not:

(a)      cause the Company to undertake any activities which are contrary to or outside the scope of the objectives of the Business, as amended from time to time, or as

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are licensed to the Company in the Constitutional Documents, save as may be approved by the Shareholders in accordance with clause 7.4(h);

(b)      unless acting reasonably and in good faith or otherwise in accordance with this Agreement, liquidate or terminate the Company before the end of its Term or the achievement of its objectives, unless so required under Applicable Law;

(c)      subject to clause 3.3, extract any value from the Company, other than by way of Shareholder Loan repayments and dividends distributed in accordance with the Shareholders’ Loan Repayment and Dividend Policy or through transactions or agreements made on an arm’s length basis, without the Company receiving anything of similar or higher value in return; or

(d)      co-mingle their monies, funds and activities with those of the Company.

3.5     The management and control of the Company shall be exercised in the Kingdom and the Shareholders shall use all reasonable endeavors to ensure that the Company is treated for all purposes, including Zakat and taxation, as resident in the Kingdom in accordance with clause 11.6(a).

3.6     The Company will operate the categories of drilling rigs set forth in Schedule 4, including, in respect of Leased Rigs and Managed Rigs, in accordance with the Rig Lease Agreements and Rig Management Agreement (respectively).

3.7     The Company shall be authorized to create Subsidiaries, each set up to own and operate drilling rigs or in furtherance of the Business or as it may consider most efficient to implement the Business, if approved by the Shareholders pursuant to clause 7.3(f).

4.       DURATION OF THE COMPANY

4.1     Duration of the Company

The initial duration of the Company shall be for a period of forty (40) Years (the Term), effective from and including the Formation Date.

4.2     Term and Extension

(a)      This Agreement shall become effective on the Effective Date and shall, pursuant to the terms and conditions hereof and subject to the clauses set forth in clause 17.6 which shall survive the termination of this Agreement, remain in effect for the duration of the Term.

(b)      The Term shall automatically renew for successive periods of ten (10) Years, unless a Shareholder provides the other Shareholders at least twelve (12) months' written notice of its intention not to renew.

(c)      If, following notice of an intention not to renew the Term being given under clause 4.2(b):

(i)      neither Shareholder wishes to continue the Business (whether alone or with the other), the Shareholders shall use commercially reasonable efforts to

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sell the Company or the Business as a going concern or, failing that within one hundred and twenty (120) Business Days, shall resolve to dissolve the Company;

(ii)     one (1) Shareholder wishes to continue the Business and the other Shareholder does not wish to continue the Business, the Shareholder wishing to continue the Business shall be entitled to exercise a Call Option in accordance with the provisions of clause 16.8; and

(iii)    both Shareholders wish to continue the Business:

(A)     to the extent that a Shareholder holds more than fifty percent (50%) of the Ownership Interests, such Shareholder shall be entitled to exercise a Call Option in accordance with the provisions of clause 16.8; and

(B)     to the extent that no Shareholder holds more than fifty percent (50%) of the Ownership Interests, Saudi Aramco shall be entitled to exercise a Call Option in accordance with the provisions of clause 16.8.

5.       CAPITAL CONTRIBUTIONS AND FINANCING

5.1     Commitment Amount

(a)      The Shareholders intend to establish and maintain a capital structure which will employ an optimal mix of debt and equity that is reflective of the reduced business risk environment of the Company.

(b)      All reasonable forms of debt will be considered for utilization in this optimal capital mix including corporate and asset-backed financing from commercial banks, Islamic financing, debt capital markets and government lending organizations (any such debt financing entered into or to be entered into by the Company, the Third Party Debt Financing).

(c)      The Parties acknowledge that it is their intention that payments due under the New Build Agreements shall be met, to the extent possible and prudent, through Third Party Debt Financing and Available Cash in preference to Shareholder Injections.

(d)      Each Shareholder shall, in accordance with the Rig Order Schedule and the terms of this Agreement, contribute, advance and/or pay (as applicable) to the Company fifty percent (50%) of the total Shareholder Injections required to ensure the Company satisfies its payment obligations due in respect of the acquisition of the first twenty-five (25) rigs under the New Build Agreements to the extent such obligations are not met through Third Party Debt Financing and/or by Available Cash, provided that:

(i)      the General Assembly may, at any time, resolve to vary, defer or accelerate the acquisition of any rigs to be acquired pursuant to the New Build Agreements, in which case the Rig Order Schedule, the Long Range Plan

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and the timing of each Shareholder’s corresponding funding obligation, shall be deemed to have been amended accordingly, provided further that the inability of the General Assembly to reach an agreement with respect to any such variance, deferral or acceleration shall not constitute or result in a Deadlock Event, and the Shareholders shall continue to make Shareholder Injections:

(A)      pursuant to the Rig Order Schedule and in accordance with this clause 5.1(d); or

(B)      as has otherwise previously been agreed by the General Assembly; and

(ii)     subject to clauses 5.2 and 5.4, a Shareholder shall not be required to fund, in aggregate, Shareholder Injections in excess of its Total Commitment Amount.

(e)      The Company shall:

(i)      not less than twenty (20) days prior to each date funding is required pursuant to the Rig Order Schedule (as such dates have been deferred or accelerated in accordance with clause 5.1(d) or paragraph 1(c) of Schedule 5); or

(ii)     as is otherwise required to ensure that the Company is in receipt of  sufficient amounts to meet its payment obligations due in respect of the acquisition of the first twenty-five (25) rigs under the New Build Agreements and in accordance with this Agreement, deliver to the Shareholders a Funding Notice which specifies (such specifications, the Funding Notice Criteria):

(A)    the amount of the Shareholder Injection and the account to which such amount is to be transferred;

(B)    the class and ratio of Shareholder Instruments to be issued and/or extended by each Shareholder (as applicable) following the making of the relevant Shareholder Injection; and

(C)    the date for the making of each relevant payment by the Shareholder,

provided that:

(1)      such Funding Notice Criteria shall take into account any directions from the Board of Managers, or as is otherwise consistent with the terms of this Agreement and Applicable Law; and

(2)      the class and ratio of Shareholder Instruments shall be the same in respect of each Shareholder.

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(f)       If a lender under a Third Party Debt Financing demands accelerated repayment in accordance with the terms of such Third Party Debt Financing, the Company shall, unless the Board of Managers resolves otherwise, issue a Funding Notice to each Shareholder in respect of the amount so demanded pro rata to each Shareholder’s Ownership Interest (subject to clause 5.3(b)(i)), subject always to the Company first applying Available Cash or additional Third Party Debt Financing towards such accelerated repayment and taking into account any advances made by each Shareholder under any relevant Support Obligations.

(g)      Each Shareholder shall deposit its Initial Capital Contribution in such amount, at such time and to such account as is specified in paragraphs 1.1(g) and 4 of Schedule 2.

5.2     Additional Funding Needs

(a)      Without limiting the obligations of the Parties under clause 5.1 above, the Shareholders anticipate that the capital requirements of the Company to finance the Business in excess of the Total Commitment Amounts will be met by a combination of Third Party Debt Financing and Available Cash.

(b)      As at the Effective Date, the Shareholders consider a 40:60 debt to equity ratio to be optimally desirable for the Company's capital structure during normal operations. The Shareholders may, from time to time, agree in writing on a different debt to equity ratio for the Company's capital structure. For instance, if additional Third Party Debt Financing is required to meet the Company’s capital program provided for in the Business Plan and/or Long Range Plan, the Shareholders may authorize a temporary increase to a 50:50 debt to equity ratio, subject to any restrictions set out in any of the then applicable documents for existing Third Party Debt Financing.

(c)

(i)      The Company will, as soon as practicable but not less than yearly, communicate to the Shareholders the status of their discussions, structuring considerations, proposed Support Obligations and other material terms of any potential Third Party Debt Financing including with regards to any additional funding requirements under clause 5.2(d).

(ii)     The Company shall ensure that the Shareholders have not less than fifteen (15) Business Days’ notice of the terms of any Third Party Debt Financing and any corresponding Support Obligations to be considered for approval at a General Assembly or in accordance with clause 5.2(h).

(d)      The Board of Managers shall exercise its rights and powers so as to ensure that the Company is sufficiently funded to meet the amounts representing its anticipated operational, capital, and legal requirements as set forth in the Business Plan or under Applicable Law at the relevant times.  If the Company is unable to fund such amounts (taking into account Available Cash and the then available Third Party Debt Financing or as shall be raised under clause 5.2(f)), the

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Company may (without limiting clause 5.1(d)) issue a Funding Notice to the Shareholders to cover any such shortfall, provided that:

(i)      such additional Shareholder Injections are already contemplated by the Business Plan or have first been approved by a resolution of the General Assembly passed in accordance with the Articles of Association and clause 7.3(e); and

(ii)     any such Funding Notice shall include the Funding Notice Criteria.

(e)      If the Company requires Shareholder Injections provided for in the Long Range Plan, and (i) such amount is in excess of the Total Commitment Amount for either Shareholder but is required to be funded by virtue of existing contractual commitments of the Company; (ii) such amount is not contemplated by the Business Plan; and (iii) the General Assembly failed to pass a resolution in respect of such funding in accordance with clause 7.3(e) at a duly convened meeting of the General Assembly, then any Shareholder which voted in favor of such Shareholder funding at such meeting shall be entitled, at any time within ninety (90) days of the date on which the relevant resolution under clause 7.3(e) failed to be approved by the General Assembly, to issue a notice to the Company and the other Shareholders substantially in the form attached hereto at Schedule 13 and fulfilling the Funding Notice Criteria requesting that the Shareholders fund by way of Shareholder Injections the amount which they would have been required to fund had the relevant resolution been approved by the General Assembly (an Additional Funding Notice).

(f)       If the Board of Managers determines that the Company shall raise Third Party Debt Financing, the Shareholders agree that they shall (without limiting the obligation set out in clause 5.2(g)) each use commercially reasonable efforts to assist the Company in obtaining such Third Party Debt Financing.

(g)      If the Shareholders agree to the use of funding from any Government lenders or funding providers in accordance with clause 7.3(a), the Shareholders acknowledge that they may need to agree to allow such Government lender or funding provider to participate in the Authorized Capital of the Company, if such participation is a condition approved by the Shareholders in accordance with clause 7.3(a) for the provision of funding by such Government lender or funding provider.

(h)      To the extent that any undertakings, completion support, indemnities, warranties, securities or guarantees (Support Obligation) are required to be given by the Shareholders (or their Affiliates) as a condition to any Third Party Debt Financing, then, subject to clause 5.2(c)(ii) and if approved by the Shareholders in accordance with clause 7.4(e), each Shareholder will provide the required Support Obligation severally:

(i)      for so long as the Shareholders have remaining Total Commitment Amount to be contributed, on an equal basis where the relevant Third Party Debt

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Financing is being provided for the purpose of funding the acquisition of the rigs to be acquired pursuant to the New Build Agreements; or

(ii)     otherwise, in proportion to its Ownership Interest,

and on such further terms as all Shareholders (or their Affiliates) agree, provided that notwithstanding clause 7.4(e), if only one (1) Shareholder is required to provide a Support Obligation as a condition to any Third Party Debt Financing, such Shareholder shall be required to consent to the terms of the relevant Support Obligation.

(i)       The inability of the Board of Managers or General Assembly (as applicable) to reach an agreement with respect to any Third Party Debt Financing (or any Support Obligations in relation thereto) shall not constitute or result in a Deadlock Event.

(j)       If, at any time, the Board of Managers determines that it is desirable to convert an amount of Shareholder Loans into Authorized Capital in order to preserve and/or maintain an optimal capital structure for the Company, and if the Shareholders so agree, the Company shall, and the Shareholders shall procure that the Company shall, convert the agreed amount of outstanding Shareholder Loans into Authorized Capital, provided that:

(i)      any such conversion shall apply to the Shareholder Loans then outstanding to each Shareholder in proportion to the amount of Shareholder Loans held by such Shareholder relative to the aggregate then outstanding Shareholder Loans; and

(ii)     the Shareholders shall seek to maintain a ratio of equity to debt of not less than 15:85.

5.3     Funding Calls

If a Funding Notice or Additional Funding Notice is issued to the Shareholders, pursuant to, and in accordance with, clause 5.1(e), 5.1(f), 5.2(d) or 5.2(e), requiring Shareholder Injections from the Shareholders:

(a)      each Shareholder undertakes that it shall exercise its rights as a Shareholder and take such steps (including the execution and delivery of documents) as are necessary to approve the issue or extension of new Shareholder Instruments and to give effect to the issue or extension of such new Shareholder Instruments, including by signing all amendments to the Constitutional Documents before a notary public in the Kingdom;

(b)      each Shareholder shall on or before the date specified in each Funding Notice or Additional Funding Notice, contribute, advance and/or pay an amount which:

(i)      in respect of any Shareholder Injections required to be contributed by Shareholders in respect of the funding of the rig acquisitions under the New

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Build Agreements, is equal to fifty percent (50%) of the aggregate amount required to be funded by all Shareholders; or

(ii)     otherwise, when expressed as a percentage of the aggregate amount required to be funded by all Shareholders, is equal to its Ownership Interest,

and each Shareholder shall, subject to clause 5.3(c), accordingly subscribe and pay for, and/or extend, a corresponding value of new Shareholder Instruments, provided that a Shareholder must subscribe and pay for, and/or extend, each class of Shareholder Instrument in the ratio specified in the Funding Notice, Additional Funding Notice or as otherwise required by the Company;

(c)      then, subject to clause 5.3(d)(iii) and unless otherwise agreed by the Shareholders, such Shareholder Injections shall constitute the extension of Shareholder Loans equal to the value of the relevant Shareholder Injection and all such Shareholder Loans shall:

(i)      be on arm's length terms and conditions, or on terms and conditions that are not less beneficial to the Company, which terms shall be identical for all Shareholders (other than in respect of the lender thereunder and, as applicable, the principal amount but including a requirement that such Shareholder Loans be, subject to clause 5.3(e)(iii)(A), drawn and repaid on a pro rata basis);

(ii)     bear interest at a reasonable market rate; and

(iii)    not be subject to repayment on demand by any Shareholder except to the extent of a continuing event of default thereunder; and

(d)      if there is a shortfall in the amount provided to the Company because a Shareholder (a Non-Contributing Shareholder) does not fund all of its portion of Shareholder Injections when required to do so in accordance with any Funding Notice or any Additional Funding Notice and this clause 5.3 (Shortfall Amount), then:

(i)      save where the Non-Contributing Shareholder has voted against the resolution in respect of the funding the subject of an Additional Funding Notice (as contemplated in clause 5.2(e)), such Non-Contributing Shareholder shall be considered a Defaulting Shareholder and shall be subject to an Event of Default under clause 15.1(h);

(ii)     the other Shareholder (the Contributing Shareholder) may at any time following such failure to fund elect to, and the Non-Contributing Shareholder shall take such steps (including the execution and delivery of documents) to allow the Contributing Shareholder to, fund the resulting deficiency by way of Shareholder Injections provided that the Contributing Shareholder shall inform the Company of its intention to make any such Shareholder Injections;

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(iii)    the class and ratio of Shareholder Instruments to be contributed, advanced, and/or subscribed for by the Contributing Shareholder to fund such Shortfall Amount shall be determined in such a way so that, following the funding of the Shortfall Amount by the Contributing Shareholder, the Authorized Capital to be held by the Contributing Shareholder when expressed as a percentage of the aggregate Authorized Capital following such funding shall be equal to that Contributing Shareholder’s Ownership Interest (taking into account the aggregate amount funded by all Shareholders, including the Shortfall Amount to be funded by such Contributing Shareholder); and

(iv)    if the Contributing Shareholder funds the Shortfall Amount by way of Shareholder Injections in accordance with clause 5.3(d)(ii), the Non-Contributing Shareholder shall be entitled at any time within:

(A)     ninety (90) days of the date of the relevant Default Notice (where the failure to fund gives rise to an Event of Default); or

(B)     otherwise, thirty (30) days of the due date for such Shareholder Injection,

to pay to the Contributing Shareholder an amount equal to the Shortfall Amount funded by the Contributing Shareholder provided that the Company shall be promptly informed of such payment, and, subject to such payment being made by the Non-Contributing Shareholder, the Contributing Shareholder and the Company shall, at the end of such ninety (90) or thirty (30) day period (as applicable), take such steps (including the execution and delivery of documents) to transfer the relevant Shareholder Instruments to the Non-Contributing Shareholder so that the class and ratio of the Shareholder Instruments extended and/or subscribed for by the Non-Contributing Shareholder following such payment enables the Authorized Capital held and other Shareholder Instruments extended by such Non-Contributing Shareholder to be consistent with the aggregate Capital Contributions as at the date of the Transfer of the Shareholder Instruments, and, following completion of these steps, the Event of Default shall be deemed to have been remedied (if applicable).

(e)      Following the making of any Capital Contributions by Shareholders other than pro rata to their Ownership Interests:

(i)      each of the Shareholders' Ownership Interests shall be adjusted upwards or downwards, as applicable, and to such extent as reflects the relevant Capital Contributions made by a Shareholder;

(ii)     the composition of the Board of Managers shall be revised in accordance with clause 6.1(d) (if applicable);

(iii)    to the extent the relevant Shareholder Injections constituted a Shareholder Loan made by a Contributing Shareholder to fund a Shortfall Amount

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pursuant to clause 5.3(d) following, and due to the occurrence of, any Event of Default in accordance with clauses 15.1(h)(i) or 15.1(h)(ii):

(A)     such additional Shareholder Loan shall, unless such Shareholder Loans are transferred to the Non-Contributing Shareholder pursuant to clause 5.3(d)(iv), be senior to all amounts owed by the Company to the Shareholders and such additional Shareholder Loan shall be repaid in full ahead of any other Shareholder Loan repayments to be made in accordance with the Shareholders’ Loan Repayment and Dividend Policy; and

(B)     following the repayment in full of any such additional Shareholder Loans outstanding to such Contributing Shareholder, a Non-Contributing Shareholder shall, provided such Non-Contributing Shareholder is not otherwise a Defaulting Shareholder, be entitled to continue to receive its Shareholder Loan repayment and dividend distributions in accordance with the Shareholders’ Loan Repayment and Dividend Policy; and

(iv)    any additional Shareholder Loan made by a Contributing Shareholder to fund a Shortfall Amount pursuant to clause 5.3(d): (A) in the event, and only following the occurrence, of an Insolvency Event, or (B) solely to the extent required to avoid an actually anticipated Insolvency Event (other than, in each case, following, and due to the occurrence of, any Event of Default in accordance with clauses 15.1(h)(i) or 15.1(h)(ii)), shall, unless transferred to the Non-Contributing Shareholder pursuant to clause 5.3(d)(iv), be senior to all amounts owed by the Company to the Shareholders and such additional Shareholder Loan shall be repaid in full ahead of any other Shareholder Loan repayments to be made in accordance with the Shareholders’ Loan Repayment and Dividend Policy.

5.4     Article 181

(a)      If at any time the Company's accumulated losses, as determined by the Board of Managers in consultation with the External Auditor, are equal to or greater than forty-five percent (45%) of its Authorized Capital, then:

(i)      the Shareholders shall procure that all, or a portion of all, outstanding Shareholder Loans are converted into Authorized Capital so as to avoid the Company’s accumulated losses reaching or exceeding fifty percent (50%) of its Authorized Capital; and

(ii)     the Board of Managers shall invite the General Assembly to meet within ninety (90) days from such time (provided that if the Company’s accumulated losses reach or exceed fifty percent (50%) of its Authorized Capital, the Shareholders shall use best efforts to convene such meeting within twenty-five (25) days of such occurrence) to consider what further action is to be taken in order to avoid the Company's accumulated losses

-  26  -

reaching or exceeding fifty percent (50%) of its Authorized Capital. If, however, at the time of the General Assembly meeting, the Company's accumulated losses have already reached or exceeded fifty percent (50%) of its Authorized Capital, then:

(A)     the Board of Managers shall record this event in the commercial register records of the Company; and

(B)     the General Assembly shall consider and determine whether to continue or dissolve the Company.

(b)      If the aggregate Face Values of the Shareholder Loans to be converted into Authorized Capital in accordance with clause 5.4(a)(i) are insufficient to reduce the Company's accumulated losses to less than fifty percent (50%) of its Authorized Capital, and the General Assembly does not, or is unable to, resolve whether to continue or dissolve the Company in accordance with clause 5.4(a)(ii) within the earlier of: (i) ninety (90) days from the date of the meeting referred to in clause 5.4(a)(ii); and (ii) twenty-five (25) days from the Company's accumulated losses reaching or exceeding fifty percent (50%) of the Authorized Capital, then, if the amount required to reduce the Company’s accumulated losses to less than fifty percent (50%) of its Authorized Capital is:

(i)      less than or equal to fifty million U.S. Dollars (USD 50,000,000), each Shareholder shall be required to make a Shareholder Injection for an amount which is equal to its Ownership Interest multiplied by the amount required to reduce the Company’s accumulated losses to less than fifty percent (50%) of its Authorized Capital provided that each Shareholder shall only be required hereunder to make Shareholder Injections which, when aggregated with all Shareholder Injections previously made by such Shareholder in accordance with this clause 5.4(b), total not more than twenty-five million U.S. Dollars (USD 25,000,000); or

(ii)     greater than fifty million U.S. Dollars (USD 50,000,000) and at the relevant General Assembly any Shareholder undertakes to increase the Authorized Capital and make a Shareholder Injection in excess of that which is required under clause 5.4(b)(i) so as to reduce the Company’s accumulated losses to less than fifty percent (50%):

(A)     each Shareholder shall be required to make a Shareholder Injection for an amount which is equal to its Ownership Interest multiplied by fifty million U.S. Dollars (USD 50,000,000) provided that each Shareholder shall only be required hereunder to make Shareholder Injections which, when aggregated with all Shareholder Injections previously made by such Shareholder in accordance with this clause 5.4(b), total not more than twenty-five million U.S. Dollars (USD 25,000,000); and

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(B)     any Shareholder who has undertaken to make a Shareholder Injection in excess of that which is required under clause 5.4(b)(i) shall be required to make an additional Shareholder Injections equal to the amount it has undertaken to make so as to reduce the Company’s accumulated losses to less than fifty percent (50%) of its Authorized Capital, first taking into account the Shareholder Injections to be made pursuant to clause 5.4(b)(ii)(A) and any additional contributions undertaken to be made by any other Shareholder under clause 5.4(b)(ii).

(c)      Any Shareholder Injections made pursuant to clause 5.4(b) shall be in addition to, and not form part of, the Shareholders’ Total Commitment Amount.

(d)      If a Shareholder: (i) causes the General Assembly to not, or to be unable to, resolve to increase the Authorized Capital where either or both Shareholders are required or elect to make Shareholder Injections under clause 5.4(b) or (ii) fails to comply with its obligations under clause 5.4(b)(i), 5.4(b)(ii)(A) or 5.4(b)(ii)(B), such Shareholder shall be a Defaulting Shareholder.

6.       THE BOARD OF MANAGERS

6.1     The Board of Managers

(a)      Except as otherwise required by Applicable Law and clauses 7.3, 7.4 and 7.5, the Business of the Company shall be managed by a board of managers (the Board of Managers).

(b)      The Board of Managers will consist of six (6) members (each a Board Manager). Except as provided in clause 6.1(d), Saudi Aramco shall have the right to appoint, replace and remove three (3) Board Managers (the Saudi Aramco Board Managers), and Nabors shall have the right to appoint, replace and remove three (3) Board Managers (the Nabors Board Managers).

(c)      All Board Managers shall satisfy the Board Manager Eligibility Criteria.

(d)      From the date, and for the duration, of any dilution of the holding of the Ownership Interest by a Shareholder below:

(i)      forty percent (40%) of the aggregate Ownership Interests of all Shareholders, such Shareholder shall have the right to appoint two (2) Board Managers;

(ii)     twenty percent (20%) of the aggregate Ownership Interests of all Shareholders, such Shareholder shall have the right to appoint one (1) Board Manager; and

(iii)    ten percent (10%) of the aggregate Ownership Interests of all Shareholders, such Shareholder shall not have the right to appoint any Board Managers,

and, in each case, following the relevant Board Manager(s)’ resignation (or removal) in accordance with clause 6.1(j), the other Shareholder shall obtain the

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right to appoint, replace and remove such number of Board Manager(s) who have so resigned or been removed.

(e)      The meetings of the Board of Managers shall be presided over by a chairman from the members of the Board of Managers (the Board of Managers’ Chairman), who shall be appointed by Saudi Aramco by way of written notice to the Company, and who shall not be a member of the Management Team. The Board of Managers’ Chairman shall have the power to:

(i)      issue Funding Notices requiring Shareholder Injections on behalf of the Company in accordance with clauses 5.1(e), 5.1(f) and 5.2(d) (as applicable);

(ii)     represent the Company in its relationship with other parties to the extent directed by the Board of Managers;

(iii)    preside over Board of Managers' meetings and General Assemblies; and

(iv)    certify resolutions of the Board of Managers and General Assembly.

(f)       The Board of Managers’ Chairman and the CEO shall jointly have the power to:

(i)      represent the Company in its relationship with other parties, to appear in the name of the Company before judicial bodies, Governmental Entities and departments, public notaries and courts, including the Committee for the Settlement of Negotiable Instruments Disputes, the Banking Disputes Committee, the Committee for the Resolution of Securities Disputes, Labour Dispute Commission, Enforcement Judges, Boards of Arbitration, Civil Rights Divisions, police departments, Chambers of Commerce and Industry, private commissions, all companies and establishment;

(ii)     subject to having first obtained the necessary approvals in this Agreement, sign the Articles of Association of companies and the Board of Managers’ resolutions for amending the same in which the Company shall participate or merge with, including any deeds, declarations, applications, and notices that may be necessary or required for increasing or decreasing their Authorized Capital, opening and closing branches, incorporating such companies, appointing or removing their managers, conducting all transactions and operations within the objectives of such companies, purchasing and selling shares, liquidating such companies, approving the balance sheets of such companies, and any document required to amend such Articles of Association, including before public notaries or other official bodies, and to attend and vote on behalf of the Company and any meetings of the shareholders of such companies, including the constituent, ordinary, and extra-ordinary General Assembly meetings;

(iii)    subject to having first obtained the necessary approvals in this Agreement, submit applications or petitions, raise, defend, plead, settle, acknowledge, attend hearings, arbitrate, accept and reject claims or judgments equal to or

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below five hundred thousand United States Dollars (USD 500,000) or its equivalent in another currency on behalf of the Company;

(iv)    appoint attorneys on behalf of the Company, hear witnesses and contest their testimonies and verify their eligibility, request and give oaths, submit, request and reject evidence, appoint experts and arbitrators, accept or reject conciliation,  acquit, acknowledge, deny, receive money, receive and deliver, request removal or confiscation, claim the rights of the Company with any entity whatsoever, receive judgments and to object, cassate and object the same before judicial bodies, Governmental Entities and departments, public notaries and courts, including the Committee for the Settlement of Negotiable Instruments Disputes, the Banking Disputes Committee, the Committee for the Resolution of Securities Disputes, Labour Dispute Commission, Enforcement Judges, Boards of Arbitration, Civil Rights Divisions, police departments, Chambers of Commerce and Industry, private commissions and all companies and establishments;

(v)     subject to having first obtained the necessary approvals in this Agreement, execute all types of contracts and agreements and register the same, present and withdraw documents, pay fees, Taxes and insurance, sign land and real estate lease contracts, enter into sale and purchase contracts required to carry out the Company’s objectives, transfer ownership and sign therefor before public notaries, pay and receive the price therefor, give releases, divide and segment, receive the title documents and deeds, apply for extracts in lieu of missing documents or to annotate or correct the same, to be a signatory with banks, to open accounts with local or foreign banks, to deposit, withdraw and take loans from them or from other governmental or non-governmental entities, request various credit facilities, request the issuance of letters of credit and conduct all the banking operations inside or outside the Kingdom, to receive transfers, checks and notes, receive and deliver any payments for any Person or entity, sign on the banking guarantees and request the issuance or the cancellation thereof, deal with all types of securities and endorsing the same, execute lease, mortgage, de-mortgage and rent contracts, appoint, terminate and remove employees and experts and to specify their remunerations and hold them accountable before official entities;

(vi)    authorize, grant, and revoke (in whole or in part) powers of attorney or delegations to any Person to do or cause to be done any act within the Board of Managers’ scope of authority and to re-delegate such act;

(vii)   agree to the opening and/or closing of bank accounts; and

(viii)  form, acquire, dissolve, end up or dispose of any Subsidiary, branch or representative office provided that the same has been approved by the Shareholders in accordance with clause 7.3(f).

(g)      The Board of Managers’ Chairman shall not have a casting vote.

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(h)      The administrative affairs of the Board of Managers shall be managed by a secretary (the Board of Managers’ Secretary), who shall be appointed by Saudi Aramco for such period of time as the Board of Managers shall determine in accordance with clause 6.6(b)(viii). The Board of Managers’ Secretary may not be a Board Manager.

(i)       Each Board Manager shall serve for a term of five (5) Years following his/her appointment to the Board of Managers, subject to the earliest to occur of the following: (i) a successor being appointed by the appointing Shareholder for such Board Manager; (ii) the date upon which the appointing Shareholder ceases to be a Shareholder; and (iii) the resignation or removal of such Board Manager.

(j)       A Board Manager may be removed and replaced by the Shareholder who appointed such Board Manager at any time and shall be so removed or replaced to the extent such Board Manager ceases to satisfy the Board Manager Eligibility Criteria, without prejudice to such Board Manager's right to compensation from the Shareholder who appointed that Board Manager if such removal is made at an improper time or without an acceptable justification, upon written Notice to the other Shareholders and the Board of Managers’ Secretary.  Ceasing to satisfy the Board Manager Eligibility Criteria shall be acceptable justification for these purposes as shall be further set out in the Board Manager Appointment Letter.  Additionally, any Board Manager may resign at any time upon written Notice to the Shareholder who appointed such Board Manager and to the Board of Managers’ Secretary.

(k)      Subject to clause 6.1(j), any Shareholder which removes a Board Manager shall be responsible for, and shall indemnify the other Shareholders and the Company against, any claim by such Board Manager of whatever nature arising out of such removal. If a Shareholder’s Ownership Interest falls below a percentage threshold stipulated in clause 6.1(d)(i), (ii) or (iii) resulting in a reduction in the number of Board Managers which that Shareholder is entitled to appoint, such Shareholder shall procure the resignation of (or otherwise remove) the relevant number of Board Managers appointed by it as required by clause 6.1(d) and shall indemnify the other Shareholders and the Company against any claims which may be brought by such resigning or removed Board Manager(s).

(l)       All Board Managers shall have equal voting rights, with each Board Manager having one (1) vote.

(m)     Any Board Manager may abstain from a vote on any matter, provided that if any Board Manager so abstains, then, notwithstanding anything to the contrary in this Agreement, the relevant voting threshold set out in clause 6.6 shall remain unchanged.

(n)      The Shareholders shall ensure that at least one (1) of the Board Managers shall be a Saudi Arabian national or resident in the Kingdom.

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(o)      Subject to Applicable Law, the Shareholders shall cause each of the Board Managers they respectively appoint to the Board of Managers, in the discharge of their Board Manager's duties: (i) to be committed to the goals, objectives and interests of the Company as set out herein; (ii) to act in the best interests of the Company, notwithstanding the interests of the Shareholder that appointed the Board Manager; and (iii) to actively support the policies and interests of the Company as set out herein.

(p)      The Shareholders shall use best efforts to ensure that the Board Managers appointed by them shall, when appointed to the Board of Managers, discharge the duties in good faith, with due diligence and in accordance with this Agreement, the Constitutional Documents and Applicable Law.

(q)      Each Board Manager shall be permitted to share any information he or she receives in his or her capacity as a Board Manager with the Shareholder which appointed him or her.

6.2     Meetings; Notice; Proxy

(a)      The Board of Managers shall meet at least four (4) times a Year (taking into account the time periods within which to approve the Financial Statements in accordance with clause 11.2(a)) but if the first Year is nine (9) months or less, the number of meetings of the Board of Managers shall equal at least the number of full calendar quarters in such Year plus one (1) and meetings shall be held in the Kingdom, unless otherwise agreed by a resolution of the Board of Managers. At least one (1) meeting of the Board of Managers shall be within thirty (30) days from the end of each Financial Year in order for the Board of Managers to prepare and endorse the audited Financial Statements, the Board of Managers’ report, and the Board of Managers' recommendations in relation to the reserves to be maintained ahead of Shareholder Loan repayments and dividends to be distributed to the Shareholders in accordance with the Shareholders’ Loan Repayment and Dividend Policy. The Shareholders shall procure that the Board of Managers files copies of these documents with MOCI within one (1) month from the date of their preparation.

(b)      At least fourteen (14) days' Notice of any Board of Managers’ meeting (scheduled or special but excluding an Adjourned Meeting or Re-Adjourned Meeting) shall be given by the Board Secretary and such Notice shall include the agenda.  The Board of Managers’ Chairman and the Board Secretary shall consult with each Board Manager with the aim of ensuring that all Board Managers are able to attend (whether in Person, by telephone or Proxy) prior to setting the date of such meeting.  The agenda shall include any matter submitted to the Board Secretary by any two (2) Board Managers at least two (2) days prior to the delivery of the Notice for such meeting and shall set out in reasonable detail as may be practicable in the circumstance, the subject matter of the meeting and any decision to be considered at the meeting.  A Board Manager may waive (with respect to that Board Manager), in writing, any requirement for advance Notice of any

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meeting on behalf of such Board Manager. A written retrospective waiver of Notice, signed by a Board Manager, shall be deemed equivalent to a Notice to that Board Manager. A Board Manager's attendance at a Board of Managers meeting shall constitute a waiver of Notice (with respect to that Board Manager) of that meeting.

(c)      A special Board of Managers’ meeting may be convened by Notice given by at least one (1) Saudi Aramco Board Manager (provided that Saudi Aramco holds at least twenty percent (20%) of the Shares) or one (1) Nabors Board Manager (provided that Nabors holds at least twenty percent (20%) of the Shares) in writing to the Board of Managers’ Chairman and the Board of Managers’ Secretary, for good cause or a substantial reason related to the Business or the Company, the consideration of which cannot be reasonably deferred to a regularly scheduled meeting of the Board of Managers.

(d)      A Board Manager may be represented at any Board of Managers’ meeting by another Board Manager, provided that the latter has been duly appointed as a proxy (Proxy) by the former in writing and Notice of such appointment is sent to the Board of Managers’ Secretary prior to such Board of Managers’ meeting.

(e)      Minutes of the Board of Managers’ meeting shall be taken by the Board of Managers’ Secretary, recorded in the English language or, for Third Party facing resolutions, in the English and Arabic languages, circulated to the Board Managers after the meeting and, if agreed, signed by the Board of Managers’ Chairman. The documents evidencing the adoption of resolutions shall be filed by the Board of Managers’ Secretary in the minute book which shall be kept at the Head Office.

6.3     Quorum; Telephonic Meetings

(a)      The quorum for any duly convened Board of Managers’ meeting (including an Adjourned Meeting but excluding a Re-Adjourned Meeting) shall be one (1) Board Manager appointed by each Shareholder which holds at least twenty percent (20%) of the Shares, in each case attending in person or by Proxy.

(b)      If a quorum is not present for a Board of Managers’ meeting within thirty (30) minutes of the time appointed for the start of the meeting, or if during the meeting a quorum ceases to be present, the meeting shall be adjourned to the same time and place on the next Business Day (an Adjourned Meeting) and the agenda for the Adjourned Meeting shall be those matters on the agenda of the original meeting which were not disposed of at the original meeting (unless all Board Managers agree otherwise). If a quorum is not present for an Adjourned Meeting within thirty (30) minutes of the time appointed for the start of the Adjourned Meeting, or if during the Adjourned Meeting a quorum ceases to be present, the meeting shall be adjourned to the same time and place on the third (3rd) day following the date appointed for the Adjourned Meeting (a Re-Adjourned Meeting) and the agenda for the Re-Adjourned Meeting shall be those matters on the agenda for the original meeting or the Adjourned Meeting which were not

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disposed of at the original meeting or Adjourned Meeting (unless all Board Managers agree otherwise). At the Re-Adjourned Meeting any two (2) Board Managers present will constitute quorum for the purposes of that Re-Adjourned Meeting. Notice of an Adjourned Meeting or Re-Adjourned Meeting shall be given to all Board Managers.

(c)      A Board Manager (or his or her Proxy) may participate in any Board of Managers’ meeting in person, by telephone, by video conference or by any other similar electronic means through which all Board Managers may communicate simultaneously. Such participation shall constitute presence at such meeting to the extent that each Board Manager gets a full opportunity to deliberate, pose and answer questions and hear all other participants on a real-time basis, and is able to identify which Board Manager is talking.

6.4     Written Consent

Any action to be taken by the Board of Managers may be taken without a meeting of the Board of Managers if the Board Managers entitled to vote on such action unanimously approve the taking of such action in writing. The written consents can be signed in a number of counterparts each signed by one (1) or more Board Managers and all taken together shall be constituted as evidence of the resolution of the same action. The written consents to the taking of such action without a meeting and the record of the approved action shall be forwarded to the Board of Managers’ Secretary for inclusion in the minute book of the Company.

6.5     Reimbursement of Expenses of Board Managers

Board Managers shall not receive any remuneration from the Company. However, the Company shall reimburse Board Managers for reasonable out-of-pocket and travel-related expenses payable in connection with the duties performed by such Board Manager (and their Proxies) as a member of the Board of Managers in accordance with any guidelines set forth in the Governance Charter.

6.6     Resolutions of the Board of Managers

(a)      Except as otherwise expressly provided in this Agreement and as set forth in clause 6.6(b), the Board of Managers will adopt resolutions with the approval of a simple majority.

(b)      Neither the Company nor any Subsidiary of it (from time to time) shall take any of the following actions (or anything which is analogous to or has a substantially similar effect to any of the following actions), other than by a resolution adopted by the Board of Managers with the affirmative vote of a simple majority that, save in the case of a Re-Adjourned Meeting, includes at least one (1) Saudi Aramco Board Manager (provided that Saudi Aramco holds at least twenty percent (20%) of the Shares) and one (1) Nabors Board Manager (provided that Nabors holds at least twenty percent (20%) of the Shares):

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(i)      incur any capital expenditure in excess of five hundred thousand United States Dollars (USD 500,000) (or its equivalent in another currency) in any Financial Year, save in relation to the New Build Agreements;

(ii)     acquire or dispose of assets of the Company in excess of five hundred thousand United States Dollars (USD 500,000) individually or one million United States Dollars (USD 1,000,000) in aggregate (or, in each case, its equivalent in another currency) save in relation to the New Build Agreements and where required to be approved by the General Assembly in accordance with clause 7.3(c);

(iii)    enter into or amend any contracts which involve payments exceeding five hundred thousand United States Dollars (USD 500,000) (or its equivalent in another currency), or with a term exceeding one (1) Year, save in relation to the New Build Agreements or any Transaction Agreement;

(iv)    acquire, relinquish, renew or vary a material term of a license, consent or approval (other than in the ordinary course of business);

(v)     enter into or amend any Third Party Debt Financing other than:

(A)      in the ordinary course of business;

(B)      financing currently contemplated by the Business Plan; and / or

(C)      Third Party Debt Financing required to be approved in accordance with clauses 7.3 and 7.4;

(vi)    create, designate, change or eliminate positions of Senior Officers and the Management Team (other than the CEO, the CFO and the Controller who shall be appointed in accordance with the provisions of clauses 7.3(k) and 8.6);

(vii)   create, establish, or dissolve Board of Managers’ committees and approve or amend such committees’ scope of delegation and responsibility;

(viii)  approve or amend the term of appointment of any Board of Manager’s Secretary;

(ix)    approve or amend the Company's policies (other than the Shareholders’ Loan Repayment and Dividend Policy) including any significant changes to the Accounting Policy (save to the extent required by Applicable Law or, as applicable, IFRS or US GAAP (as approved by the External Auditor));

(x)     enter into or amend the terms of any loans or borrowings or become liable under any guarantee or indemnity in excess of five hundred thousand United States Dollars (USD 500,000) (or its equivalent in another currency) other than by way of Shareholder Loans, a guarantee of the obligations in respect of a Subsidiary of the Company or in the ordinary course of business;

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(xi)    grant any Encumbrance over the Company's assets, other than:

(A)     in connection with any Third Party Debt Financing entered into in accordance with, and approved pursuant to the terms of, this Agreement; and

(B)     subject to having first obtained the necessary approvals in this Agreement, Encumbrances arising under the retention of title clauses in the ordinary course of business;

(xii)   provide or vary the terms of any credit or make any loan to, or guarantee the obligations of, any entity other than a Subsidiary of the Company;

(xiii)  prepay any loan save as contemplated by:

(A)     the mandatory prepayment and enforcement provisions of any agreements constituting the Third Party Debt Financing which have been approved in accordance with this Agreement; or

(B)     the Shareholders’ Loan Repayment and Dividend Policy;

(xiv)  factor or assign any book-debts;

(xv)   change or modify the delegation of authority guidelines set forth in the Governance Charter;

(xvi)  change or determine the compensation and salary of the CEO, CFO, other Senior Officers and External Auditor;

(xvii) prepare and endorse the audited Financial Statements and annual report, and recommend the same for approval by the Shareholders;

(xviii) recommend a draft Business Plan for approval by the Shareholders;

(xix)  commence or settle any claim, lawsuit or litigation in excess of five hundred thousand United States Dollars (USD 500,000) (or its equivalent in another currency), save in relation to any claims, lawsuits or litigation arising under, out of or from Related Shareholder Transactions to which clause 6.7 shall also apply;

(xx)   decommission or make significant upgrades to a Company drilling rig;

(xxi)  open branches, offices or agencies for the Company in such other places, inside or outside the Kingdom, as it deems appropriate and necessary to carry out the Business and operations of the Company and save to the extent required to be approved in accordance with clause 7.3(g);

(xxii) select a proposed External Auditor for approval by the General Assembly;

(xxiii) subject always to clause 6.7(c) and, in relation to the entry into New Build Agreements, Schedule 5, approve the entry into any Related Shareholder Transaction, the material amendment or waiver of any material rights under a Related Shareholder Transaction (excluding any Transaction Agreement)

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and/or the renewal, extension or termination (save, in each case, automatically in accordance with its terms) of any Related Shareholder Transaction (excluding any Transaction Agreement);

(xxiv) approve any matters described as requiring the consent or approval of the Board of Managers in the Services Agreement; or

(xxv)  approve the unaudited Financial Statements,

(the Board Reserved Matters).

(c)      Where a Board Reserved Matter which would otherwise require approval under clause 6.6(b) has been expressly included in a Business Plan or is otherwise approved by the Shareholders in accordance with clause 7.3, 7.4 or 7.5, no further approval shall be required under clause 6.6(b).

6.7     Related Shareholder Transactions

(a)      Except for any agreements with Shareholders or their Affiliates referred to in clause 14.1, any Transaction Agreements and the New Build Agreements, all transactions and agreements of the Company for the benefit of, or with any, Shareholder or any of its Affiliates (such Shareholder being a Related Shareholder) shall be on terms that are no less favorable to the Company than those that could have been obtained in a comparable arm's length transaction by the Company with an unrelated Third Party.

(b)      At any meeting of the Board of Managers at which it is proposed for a resolution to be passed in respect of a Related Shareholder Transaction in accordance with clause 6.6(b)(xxiii), the Board Managers appointed by the Shareholder which is the Related Shareholder for the purposes of that Related Shareholder Transaction shall declare the nature and extent of the interest of the Related Shareholder in the Related Shareholder Transaction and, following such disclosure, those Board Managers shall, subject to clauses 6.7(c) and 6.7(d), be permitted to vote and form part of the quorum in relation to the passing of the relevant resolution.

(c)      Neither Shareholder, and none of its appointed Board Managers, shall take any action or refrain from taking any action under clauses 6.6, 7.3, 7.4 or 7.5 that would frustrate, limit or restrict in any way the Company’s ability to exercise, perform or enforce such rights or obligations to which the Company is entitled under any Related Shareholder Transaction to the extent that such Shareholder is a Related Shareholder without the prior consent of the other Shareholder.

(d)      In relation to any decision to be taken by the Board of Managers that relates to any renewal, extension, modification, amendment or termination of the Services Agreement and/or the entry into any new or replacement agreement for the provision of services by any Third Party to the Company, the Shareholders and/or their appointed Board Managers (as applicable) shall give due consideration to the provisions of Schedule 3.

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7.       THE GENERAL ASSEMBLY OF THE COMPANY

7.1     The General Assembly

(a)      Meetings of the general assembly of Shareholders (the General Assembly) shall be held annually (within forty-five (45) days following the end of the previous Financial Year) or more frequently as the Shareholders desire or upon the unanimous written request of the Board of Managers, the Company's External Auditor's written request or a Shareholder's written request. Meetings of the General Assembly shall be chaired by the Board of Managers’ Chairman. The Board of Managers’ Secretary shall be in charge of sending Notice of meetings, recording all minutes, deliberations and resolutions, and distributing copies of the same to all Shareholders. The Board of Managers’ Chairman and the Board Secretary shall consult with each Shareholder with the aim of ensuring that all Shareholders are able to attend (whether in person, by telephone, by corporate representative or Proxy) prior to setting the date of such meeting.

(b)      Each Shareholder shall have voting rights commensurate with and proportionate to its Ownership Interest.

(c)      All meetings of the General Assembly shall be held in the Kingdom or such other place as shall be agreed by the Shareholders.

(d)      The quorum for any meeting of the General Assembly shall consist of Shareholders who own, in aggregate, an Ownership Interest of more than sixty-six and two-thirds percent (66.67%), provided that the quorum for a Re-Adjourned Meeting of the General Assembly shall consist of Shareholders who hold more than fifty percent (50%) of the aggregate Ownership Interests of all Shareholders.

(e)      Each Shareholder agrees to ensure that at least one (1) of its representatives attends each meeting of the General Assembly, whether in person, by telephone, by corporate representative or Proxy.

(f)       Except as otherwise specifically provided in this clause 7, all conditions and procedures for Proxy, voting by written consent and telephonic, video or electronic meetings of the Board of Managers shall apply, mutatis mutandis, to the General Assembly, and clauses 7.3, 7.4 and 7.5 shall be applied accordingly.

7.2     Notice; Conduct of Meetings

(a)      In the case of an ordinary meeting of the General Assembly, Notice thereof must be delivered at least thirty (30) days prior to such ordinary meeting, and in the case of a special meeting, Notice thereof must be delivered at least fourteen (14) days prior to the date of such special meeting. The Notice shall contain a reasonably detailed agenda setting forth, among other things, those subjects which any of the Shareholders or the Board of Managers may have proposed to be discussed or voted on at the said meeting.

(b)      A written retrospective waiver of Notice, signed by an authorized signatory of the Shareholder, shall be deemed equivalent to a Notice to that Shareholder. A

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Shareholder's attendance at a General Assembly meeting shall constitute a waiver of Notice to that Shareholder of that meeting.

(c)      Minutes of meetings of the General Assembly shall be taken by the Board of Managers’ Secretary, recorded in the English language or, for Third Party facing resolutions, in the English and Arabic languages, circulated to the Board Managers during or after the meeting and, if agreed, signed by the Board of Managers’ Chairman at the closing of the meeting. The documents evidencing the adoption of resolutions shall be filed by the Board of Managers’ Secretary in the minute book, which shall be kept at the Head Office.

7.3     Supermajority Powers of the General Assembly

The following actions of the Company or any of its Subsidiaries, or anything which is analogous to or has a substantially similar effect to any of the following actions (including decisions of the General Assembly made at a meeting reconvened due to a lack of quorum), shall require the approval of one or more Shareholders holding, in aggregate, an Ownership Interest of at least eighty percent (80%), present in person, by telephone, by corporate representative or Proxy and entitled to vote at a duly constituted meeting of the General Assembly:

(a)      approving the participation of any Government lender or funding provider in the Authorized Capital of the Company and the terms of such participation;

(b)      acquiring or disposing of assets of the Company in excess of  two million United States Dollars (USD 2,000,000) in the aggregate (or its equivalent in another currency) save in relation to the New Build Agreements and the ATCAs;

(c)      disposing of all or substantially all of the Company's undertaking or assets;

(d)      approving any increase or decrease to the Total Commitment Amount;

(e)      approving any additional Shareholder Capital Contributions and/or any issue of or entry into Shareholder Instruments (other than pursuant to a Funding Notice issued under clause 5.1(e), 5.1(f) or 5.2(d)(i), pursuant to an Additional Funding Notice issued under clause 5.2(e) or in accordance with clause 5.4 or the ATCAs, as the case may be);

(f)       forming, acquiring, dissolving, ending up or disposing of any Subsidiary, branch or representative office;

(g)      expanding the activities of the Company outside of the Kingdom;

(h)      listing of the Shares on any regulated investment exchange;

(i)       approving the audited annual Financial Statements;

(j)       approving and adopting:

(i)     the Business Plan or any amendment to the Business Plan approved for recommendation by the Board of Managers in accordance with clause 6.6(b)(xviii); or

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(ii)    the Long Range Plan or any amendments to the Long Range Plan, in each case, the adopted Business Plan and Long Range Plan to incorporate any agreed amendments thereto;

(k)      creating, designating, changing or eliminating the positions of CEO, CFO or Controller;

(l)       appointing, re-appointing or removing the External Auditors and the terms of any such appointment or re-appointment;

(m)     any decision or action that would have the effect of:

(i)      amending the Pricing Discount or the Pricing Mechanism; or

(ii)

(A)     renewing, extending, modifying, amending or terminating (save automatically in accordance with its terms) any Transaction Agreement (other than the Services Agreement); and

(B)     terminating the Services Agreement, save to the extent that such decision or action is carried out in accordance with clause 16.7;

(n)      making repayments of Shareholder Loans or declaring, determining to pay or distributing any dividends other than in accordance with the Shareholders’ Loan Repayment and Dividend Policy; and

(o)      deciding on any Board Reserved Matter to be considered by the General Assembly, (the Supermajority Shareholders' Reserved Matters).

7.4     Unanimous Powers of the General Assembly

The following actions of the Company or any of its Subsidiaries, or anything which is analogous to or has a substantially similar effect to any of the following actions (including decisions of the General Assembly made at a meeting reconvened due to a lack of quorum), shall require the unanimous approval of the Shareholders present in Person or by Proxy and entitled to vote at a duly constituted meeting of the General Assembly:

(a)      changing the nationality or form of entity of the Company;

(b)      entering into or amending the terms of any merger, consolidation, amalgamation, restructuring or reconstitution;

(c)      approving any amendment to, or repeal of, the Articles of Association or any other Constitutional Documents (excluding the commercial register records at MOCI and the Commercial Registration Certificate), including any change to the

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name, objectives of the Business, Authorized Capital, Shareholders’ Loan Repayment and Dividend Policy or Financial Year of the Company;

(d)      any decision or action that would have the effect of altering or requiring an amendment to the Shareholders’ Loan Repayment and Dividend Policy;

(e)      subject always to clause 5.2(h), entering into or amending the terms of any Third Party Debt Financing to the extent such terms require any Shareholder to provide Support Obligations in relation thereto;

(f)       varying the rights attached to any Shares;

(g)      approving the actual or proposed dissolution, liquidation or winding-up of the Company, or the appointment of a Liquidator;

(h)      the Company entering into or conducting a business significantly different from the Business contemplated in this Agreement; and

(i)       matters that would involve the Company losing its limited liability status, (the Unanimous Shareholders' Reserved Matters).

7.5     Any item to be approved or decided upon by the Shareholders that is not to be decided as a Unanimous Shareholders’ Reserved Matter or a Supermajority Shareholders’ Reserved Matter shall require the approval of one (1) or more Shareholders holding in aggregate Ownership Interests of more than fifty percent (50%).

8.       CREATION OF COMMITTEES, THE MANAGEMENT TEAM

8.1     Creation of Committees

(a)      Promptly after the Formation Date and pursuant to its powers under clause 6.6(b)(vii), the Board of Managers shall establish and create the Audit Committee and the Compliance Committee. The individuals appointed to each such Committee shall report directly to the General Assembly, and shall act independently of the Board of Managers in discharging their duties.

(b)      The Shareholders shall cause the Articles of Association to specify that, in addition to the Committees set forth in clause 8.1(a), the Board of Managers may create one (1) or more Committees to consider any matters that the Board of Managers shall, from time to time, delegate to each such Committee. Unless otherwise expressly provided, the Board of Managers may appoint individuals who are not Board Managers to serve on each such Committee. The individuals appointed to each such Committee shall serve at the direction of the Board of Managers and perform only such tasks and duties as the Board of Managers shall delegate to each such Committee from time to time.

8.2     The Executive Advisory Committee

(a)      Promptly after the Formation Date, the Shareholders shall cause the Board of Managers to establish an executive committee (the Executive Committee)

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comprising one (1) member appointed by each of Saudi Aramco and Nabors.  The member appointed to the Executive Committee by (i) Saudi Aramco shall be from the management of the drilling operations of the Saudi Arabian Oil Company, and (ii) Nabors shall be from the senior management of the drilling group of it or one (1) of its Affiliates.

(b)      The Executive Committee will be responsible to: (i) direct the CEO and the rest of the Management Team in the implementation of the Business, as determined by the Board of Managers; (ii) identify and explore potential synergies between the Company and Saudi Aramco Customer; (iii) subject always to clauses 6.1(f)(iii) and 6.6(b)(xix), manage any disputes or potential disputes between the Company and Saudi Aramco Customer; and (iv) perform such other duties and have such responsibilities as are delegated to it from time to time by the Board of Managers.

(c)      All decisions of the Executive Committee shall be taken by a unanimous vote of the members thereof, provided that the implementation of any proposal or recommendations made by the Executive Committee shall be subject to approval by the Board of Managers (subject to clauses 6.6(b), 7.3, 7.4 and/or 7.5).

(d)      The individuals appointed to the Executive Committee may perform their tasks and duties thereunder via designees properly identified to the Company and to the Shareholders.

8.3     The Audit Committee

(a)      Promptly after the Formation Date, the Shareholders shall cause the Board of Managers to establish an audit committee (the Audit Committee) comprising Board Managers who are not members of the Management Team. The Board of Managers shall determine, by way of a resolution, the term and the number of, and the Board Managers who shall comprise, members of the Audit Committee, provided that these include at least one (1) representative appointed by each Shareholder which holds at least twenty percent (20%) of the Shareholder Instruments.

(b)      The Audit Committee will perform such duties and have such responsibilities as are delegated to it from time to time by the Board of Managers, including reviewing and ensuring the adequacy and effectiveness of the Company's system of internal controls, approving and directing internal audit plans, supervising the preparation of the Company's Financial Statements, recommending the appointment of the External Auditor and ensuring that the required access to the Company's books, records and personnel is provided to the External Auditor as well as any auditors appointed by individual Shareholders, whether jointly or severally, to conduct audits on their behalf.

(c)      All decisions of the Audit Committee shall be taken by an affirmative vote of the majority of the members thereof.

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8.4     The Compliance Committee

(a)      Promptly after the Formation Date, the Shareholders shall cause the Board of Managers to establish a compliance committee (the Compliance Committee) to comprise suitably experienced individuals, none of whom are members of the Management Team, for the purpose of establishing, ensuring and overseeing the implementation of a compliance policy for the Company. The compliance policy for the Company shall be fully developed and applied in a manner that aims to be consistent with Applicable Law, provided that these include at least one (1) representative appointed by each Shareholder which holds at least twenty percent (20%) of the Shareholder Instruments.

(b)      The Board of Managers shall determine, by way of a resolution, the term and the number of, and the Board Managers who shall comprise, members of the Compliance Committee.

(c)      All decisions of the Compliance Committee shall be taken by an affirmative vote of the majority of the members thereof.

8.5     Meetings of Committees

(a)      The quorum for any meeting of a Committee shall be met when at least one (1) individual designated by each of the Shareholders is present.

(b)      Each Committee shall meet as regularly as each shall determine, but not less than twice a Year and whenever so requested by not less than fourteen (14) days' Notice from any of its members.

(c)      Meetings of Committees may be conducted by telephone or video conference if so agreed among the members thereof. The members of each such Committee may record the proceedings of meetings of such Committee in such manner as they deem appropriate.

8.6     The Management Team and Senior Officers

(a)      The Shareholders shall cause the Board of Managers to adopt the organizational structure set forth in the Governance Charter (the Organizational Structure) from the Project Operations Date or at such other time as agreed between the Shareholders.

(b)      The CEO and the CFO, as well as the other Senior Officers who report directly to them, shall constitute the management team (the Management Team). The Management Team shall conduct the Business and operations of the Company in accordance with the terms and conditions of the Business Plan then in effect, this Agreement and the Articles of Association. The Management Team shall be led by the CEO  and the CFO.

(c)      Unless otherwise stated in the Governance Charter, the terms of office for all Senior Officers shall be five (5) Years, unless: (i) otherwise decided by the Board of Managers in accordance with clause 6.6(b)(vi) or the General Assembly in

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accordance with clause 7.3(k) (as applicable), or, in the case of the CEO or CFO, the Shareholder that nominated such Person; or (ii) a Senior Officer resigns from such office. Removal of a Senior Officer prior to the expiration of their term of office shall require a Board of Managers' resolution in accordance with clause 6.6(b)(vi) or a resolution of the General Assembly in accordance with clause 7.3(k) (as applicable).

(d)      Subsequent to the initial appointment of the CEO, CFO and Controller, and unless a suitably qualified candidate directly hired by the Company can be appointed by the Board of Managers, the positions of CEO, CFO and Controller shall be filled by nominees of Saudi Aramco and Nabors as provided below.

(e)      Nabors shall, provided that it holds at least twenty percent (20%) of the Shareholder Instruments, have the right to nominate a Person as the CEO of the Company, as and when required from time to time throughout the existence of the Company. The CEO shall be appointed by the Board of Managers, and shall be the primary executive officer of the Company who, subject to the terms and conditions hereof, shall be responsible for the general and executive day-to-day management and daily administration of the Business and operations of the Company. The CEO shall also implement decisions of the Board of Managers and shall report directly to the Board of Managers. The duties and powers of the CEO shall be determined, and may be amended from time to time, by the Board of Managers in accordance with clause 6.6(b)(vi). If Nabors loses the right to nominate the CEO by virtue of its holding less than twenty percent (20%) of the Shareholder Instruments, the CEO shall be nominated and appointed by the Board of Managers.

(f)       Saudi Aramco shall, provided that it holds at least twenty percent (20%) of the Shareholder Instruments, have the right to nominate a Person as the CFO of the Company, as and when required from time to time throughout the existence of the Company. The CFO shall be appointed by the Board of Managers and shall oversee and be responsible for all financial and accounting matters pertaining to the Business. The CFO shall further discharge any other duties as shall be determined by the Board of Managers or as may from time to time be delegated to him by the CEO or the Board of Managers. The CFO shall report directly to the CEO. The CFO shall present reports on the financial and accounting matters of the Business from time to time to the CEO and, upon request of any Board Manager, at a specified meeting of the Board of Managers. If Saudi Aramco loses the right to nominate the CFO by virtue of its holding less than twenty percent (20%) of the Shareholder Instruments, the CFO shall be nominated and appointed by the Board of Managers.

(g)      Nabors shall have the right to nominate a Person as the controller of the Company (the Controller), as and when required from time to time throughout the existence of the Company.  The role of the Controller shall be subject to the delegation of authority guidelines set out in the Governance Charter.

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(h)      The Management Team shall implement management policies and programs established and authorized by the Board of Managers, including those policies of the Company as set forth in clause 12. The Shareholders shall cause the Management Team to be committed to the goals, objectives and interests of the Company and to actively support the policies and interests of the Company.

8.7     Employees of the Company and Secondees

(a)      The Company will employ such employees as are required for the conduct of the Company's activities, as determined by the Management Team, and in conformance with this Agreement, including Applicable Law and manpower plans set forth in the Business Plan.

(b)      The Company will target achieving the higher of: (i) eighty percent (80%) Saudization; and (ii) such Saudization levels otherwise mandated by Applicable Law, across all levels of the Company's organization within five (5) Years of the Project Operations Date.

(c)      In order to make available certain specific expertise which will provide a technological or commercial benefit to the Company as it commences operations, the Shareholders (and / or their Affiliates) shall second employees (Secondees) to the Company in accordance with, and subject to the terms of, the Secondment Agreements.

8.8     Information Requests

Each Shareholder, acting through a designated Person, shall have the right to request in writing information relating to the Business from the CEO or his designee (appointed with Notice to the Shareholders) from the time to time. To the extent any such information request from a Shareholder is commercially reasonable and does not contravene Applicable Law with respect to the Company then, subject to this clause 8.8 and any confidentiality obligations owed to Third Parties, the CEO or his designee, as the case may be, shall provide such information to the relevant Shareholder as soon as reasonably practicable after receipt of such request, with a copy thereof to the other Shareholders.

9.       STRATEGIC AND ANNUAL PLANNING

9.1     Long Range Plan

(a)      The long term strategic plan for the Company for the first fifteen (15) Financial Years following the Project Operations Date will be delivered in the form agreed by the Shareholders at the first Board of Managers meeting following the Formation Date, being the meeting at which the corporate approvals required by paragraph 2.1(c) of Schedule 2 are obtained (the Long Range Plan).

(b)      The Long Range Plan shall be subject to review by the Board of Managers at the request of any Shareholder and otherwise every three (3) Financial Years.

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9.2     Business Plan

(a)      At the first Board of Managers meeting following the Formation Date, the Board Managers shall, if approved by the Shareholders in accordance with clause 7.3(j), adopt an initial Business Plan setting forth the activities and operating and capital annual budgets for the Company until the end of the first (1) Financial Year or portion thereof following the Project Operations Date (on a binding basis) and for the two (2) Financial Years thereafter (on a pro forma basis).

(b)

(i)     Not later than three (3) months prior to the beginning of each Financial Year following the initial Financial Year, the Management Team, in accordance with guidelines and instructions issued from time to time by the CEO, shall submit to the Board of Managers for their consideration and approval in accordance with clause 6.6(b)(xviii) a proposed Business Plan for the Company with respect to its activities and operating and capital annual budgets for the next three (3) Financial Years (provided that only the first Financial Year contained in any such proposed Business Plan shall be binding and the two following Financial Years shall be considered on a pro forma basis).

(ii)    Any proposed Business Plan submitted by the Management Team to the Board of Managers in accordance with clause 9.2(b)(i) shall include a preliminary forecast of operating expenses, income, capital expenditures (maintenance, enhancement and debottlenecking), cash-flows, headcount, operational activities, legal requirements and sources of funding proposed to meet the Company's anticipated operational and capital requirements during such period.

9.3     Default Business Plan

(a)      If, as a result of any circumstance (including a Deadlock Event), the preparation, submission and eventual approval and adoption by the Shareholders of the Company's proposed Business Plan does not occur before the start of the relevant Financial Year, the Company shall continue to be operated on the basis set forth in the binding part of the Business Plan for the previous Financial Year, provided that all capital expenditure in such Business Plan shall be reduced to zero except as may be required for (i) the maintenance of existing assets and (ii) the acquisition of rigs pursuant to the New Build Agreements in accordance with the provisions of clause 5.1, Schedule 5 and the Rig Order Schedule.

(b)      For the avoidance of doubt, the inability of the Shareholders to reach an agreement with respect to the approval or modification of a proposed Business Plan shall not constitute or result in a Deadlock Event, and the Company shall operate, subject to clause 9.3(a), on the basis of the binding part of the Business Plan for the previous Financial Year until the approval of a proposed Business Plan by the Shareholders. Once a proposed Business Plan is approved and adopted

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by the Shareholders, following the resolution of the impeding circumstances referred to in clause 9.3(a), the Business Plan in respect of the previous Financial Year shall cease to have any effect and shall no longer be implemented.

10.     DEADLOCK

10.1   Deadlock

A  Deadlock Event occurs if:

(a)      there is an inability or refusal of the Board of Managers to reach an agreement with respect to a Board Reserved Matter and upon referral to a further Board of Managers’ meeting (which must be called within twenty one (21) days of the initial failure to agree) the Board of Managers fails to meet or again is unable or refuses to reach an agreement upon the relevant matter and upon referral to a duly constituted General Assembly (which must be called within twenty one (21) days of the second failure to agree) the Shareholders are unable to reach agreement on the relevant matter;

(b)      a duly constituted General Assembly is unable or fails to reach agreement with respect to a Supermajority Shareholders’ Reserved Matter specified in clause 7.3(a) and (b), such matter having been referred to the General Assembly on at least two (2) occasions in any two (2) month period; or

(c)      there is no quorum at three (3) consecutive meetings of the General Assembly.

10.2   Effect of Deadlock

(a)      If a Deadlock Event occurs and is not resolved by the Shareholders despite best  efforts to reach agreement within ninety (90) days after the date on which the Deadlock Event occurs, then each Shareholder or the Board of Managers may request by notice to the other Shareholder or Shareholders (as the case may be) and the Company (a Deadlock Notice) that such matter be immediately submitted to the chief executive officers or equivalent senior officers of the Ultimate Holding Company of each Shareholder or the Shareholders' representatives (including any representatives from their respective Affiliates) specifically designated for the purpose of resolving the Deadlock Event (the Deadlock Committee).

(b)      The Deadlock Notice shall be in writing and shall be accompanied by the requesting Shareholder's or Board of Managers' statement of the matter and its position with respect thereto. Each Shareholder shall have the right to submit to such Deadlock Committee its own written statement on the matter and its position with respect thereto, and shall do the same within thirty (30) days of such request. Each such request or statement shall be contemporaneously copied to the other Shareholder(s) and/or the Company (as applicable).

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(c)      If a Deadlock Event:

(i)     continues to exist without any Shareholder issuing a Deadlock Notice in accordance with this clause 10.2 by the date which is one-hundred and fifty (150) days after the date on which the Deadlock Event occurs; or

(ii)    is not resolved by the Deadlock Committee within ninety (90) days of any giving of a Deadlock Notice and such Deadlock Event is continuing, then the Deadlock Event shall be deemed to have lapsed, no further action will be taken by a Shareholder or Board Manager with respect to the relevant matter which was the subject of the Deadlock Event and the status quo shall be maintained in respect of the operations of the Company affected thereby.

(d)      If a Deadlock Event is resolved by the Shareholders or the Deadlock Committee in accordance with clause 10.2(a), the Shareholders and the Company shall be bound to give effect to the agreement reached between the Shareholders or the Deadlock Committee (as applicable), in respect of such matter.

11.     FINANCIAL REPORTING, BOOKS AND RECORDS, AUDIT RIGHTS, TAXES, EXTERNAL AUDITOR

11.1   Books and Records

(a)      The Shareholders shall cause the Company to maintain, or cause to be maintained, books and records in accordance with Applicable Law at its Head Office and, in any event, the following:

(i)     books of account of the Company, which shall be prepared and maintained in accordance with international financial reporting standards (IFRS), US GAAP and the standards of the Saudi Organization for Certified Public Accountants (SOCPA), and applicable Saudi legal and regulatory requirements and the Accounting Policy;

(ii)    operating results of the Company on a monthly and quarterly basis;

(iii)   unaudited Financial Statements, prepared in the Arabic and English languages, with figures expressed in United States Dollars and Saudi Riyals on a quarterly basis;

(iv)   audited annual Financial Statements, prepared in the Arabic and English languages, with figures expressed in United States Dollars and Saudi Riyals in accordance with IFRS and US GAAP, the standards of SOCPA, applicable Saudi legal and regulatory requirements and the Accounting Policy, and certified by the External Auditor; and

(v)     a copy of this Agreement, together with all other records necessary, convenient or incidental to the Business.

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(b)      To facilitate the timely preparation of:

(i)     audited Financial Statements, all books of account and records of the Company shall be closed as promptly as possible after 31 December of each Financial Year; and

(ii)    quarterly Financial Statements, all books of account and records of the Company shall be closed as promptly as possible after the end of each quarter of each Financial Year.

11.2   Reports; Zakat and Tax Returns

(a)      The Shareholders shall cause the Company to perform, or cause to be performed: (i) operating results of the Company not later than six (6) Business Days after the end of each calendar month and each calendar quarter; and (ii) (A) quarterly review of the books and accounts of the Company; and (B) an annual review of the books and accounts of the Company at the end of each Financial Year, in each case in accordance with the Accounting Policy. Not later than thirty (30) days after the end of each of the first three quarters in each Financial Year, the Board of Managers shall prepare and distribute to each Shareholder an unaudited balance sheet, an unaudited income statement and a statement of changes in financial position showing the results of operations for such relevant quarter prepared in accordance with the Accounting Policy.  Not later than thirty (30) days after the end of each Financial Year, the Board of Managers shall prepare and distribute to each Shareholder for approval in accordance with clause 7.3(i) an audited balance sheet, an audited income statement and a statement of changes in financial position showing the results of operations for such relevant Financial Year  (together with the quarterly unaudited balance sheets, income statements and statements of change in financial position, the Financial Statements) prepared in accordance with the Accounting Policy.

(b)      The Shareholders shall cause the Company to prepare, or cause to be prepared, in accordance with Applicable Law and the Accounting Policy, all income, Zakat and other tax returns of the Company, and shall cause the same to be filed with the GZAT in a timely manner. In addition, the Company shall take or cause to be taken any other action required to cause the Company to be in compliance with Applicable Law in relation to tax and accounting matters. The Company shall provide the Shareholders with copies of the draft annual tax returns with respect to the corporate income tax of the Kingdom payable by non-Saudi Shareholders (the CIT), translated into English, for review and comment at least thirty (30) days prior to the scheduled filing thereof. Within fourteen (14) days after the filing thereof, the Company shall provide the Shareholders with a copy of all the appropriate annual Zakat and tax returns filed with the GZAT and, promptly after receipt thereof, the relevant tax receipts.

(c)      The Shareholders shall cause the Company to furnish the Shareholders with quarterly reports concerning the Business and activities of the Company to advise the Shareholders of the operational and financial performance of the Company.

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11.3   External Auditor

The Board of Managers shall select and the Shareholders shall appoint an independent external auditor (the External Auditor) in accordance with the Articles of Association and based on arm's length competitive and commercial considerations and clause 7.3(l). The External Auditor shall be independent of any auditor appointed by each Shareholder and, for the avoidance of doubt, any auditor appointed in a non-audit capacity by a Shareholder shall be deemed to be independent for the purposes of this clause 11.3. The External Auditor shall perform such functions as it is required to perform by Applicable Law or directed to perform by the General Assembly. The Senior Officers shall cooperate with the External Auditor and facilitate the External Auditor's performance of its duties. The Senior Officers and the Board of Managers shall allow the External Auditor to perform its duties without trying to influence the manner of such performance.

11.4   Inspection of the Company's Records

Each Shareholder shall have the right, at all reasonable times during usual business hours, to audit, examine and make or request and obtain copies of, or extracts from, the books of account and other financial records of the Company at its Head Office. Such right may be exercised through any employee of a Shareholder or any Affiliate designated by such Shareholder or by an independent certified public accountant that is licensed in the Kingdom or other representative designated by such Shareholder. Each Shareholder shall bear all expenses incurred in any examination made for such Shareholder's account and shall keep all information obtained during such inspection confidential in accordance with the terms of clause 18. In the exercise of their rights under this clause 11.4, the Shareholders agree that they shall not cause any unreasonable interference with or disruption of the Business and that any such audit shall be commenced within five (5) Years of the close of the Year to which such inspection relates; provided, however, that such time limit shall not prejudice the right of a Shareholder to conduct an audit after such five (5) Year period if such audit is required to finally resolve a Dispute pursuant to the Dispute Resolution Procedures. To the extent possible, the Shareholders shall endeavor to coordinate among themselves and to conduct joint reviews and audits in order to avoid any unreasonable interruption of the Business. The expenses of such joint audits shall be allocated between the Shareholders according to their respective Ownership Interests.

11.5   Adjustment of the Company's Records

The Shareholders shall cause the Company to promptly rectify any errors or omissions in the Company's records that are discovered by the Shareholders.

11.6   Taxes

(a)      The Shareholders shall ensure that all necessary steps will be taken to cause the Company to be regarded as a tax resident in the Kingdom. This will include the location and exercise of central control or management of the Company from within the Kingdom.

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(b)      Notwithstanding any other provision of this Agreement, the Company shall withhold and pay, and each Shareholder hereby authorizes the Company to withhold and pay, all withholding or other Taxes required under Applicable Law to be withheld and paid, whether arising from an obligation of the Company or of each of the Shareholders, unless otherwise agreed in writing by the Company and the Shareholders. In this regard, and subject in all cases to any change in Applicable Law subsequent to the Formation Date, the Shareholders agree that the Company shall pay to the GZAT, using forms promulgated by the GZAT:

(i)     Zakat calculated pro rata among the Ownership Interest held by each resident Shareholder, deducting such payment from such Shareholder’s portion of Shareholder Loan repayments and dividends declared; and

(ii)    CIT calculated pro rata among the Ownership Interest of each non-resident Shareholder, deducting such payment from such Shareholder’s portion of Shareholder Loan repayments and dividends declared.

(c)      The tax liabilities of each Shareholder in respect of its Ownership Interest in the Company shall be borne by such Shareholder and not by the Company.

12.     POLICIES OF THE COMPANY

12.1   General Policies

To ensure that the Company is conducting its Business and operations in a manner that, among other things: (a) is consistent with the Shareholders' objectives of the Company and the highest ethical standards; (b) ensures the maintenance of best practices that create a safe environment; (c) complies with international industry standards and all Applicable Law; and (d) implements good corporate governance and sound corporate social responsibility, it is hereby specifically agreed that the Shareholders shall cause the Board of Managers, from time to time, to design, adopt and implement such comprehensive and robust compliance and internal policies, controls and procedures meeting, at a minimum, all relevant regulations and international standards for the mitigation of compliance risks, including a conflict of interest policy and anti-bribery and corruption policies. From time to time, and as may be necessary, the Board of Managers may amend, alter or add to such policies.

12.2   Accounting and Internal Control Policy

The Board of Managers shall, from time to time, ensure promulgation of the following:

(a)      accounting and document retention policy of the Company which shall govern the maintenance of books and records;

(b)      preparation of Financial Statements policy so that accounting and financial records and reports are prepared in the Arabic and English languages, with figures expressed in United States Dollars and Saudi Riyals in accordance with IFRS and US GAAP, the standards of SOCPA, applicable Saudi legal and regulatory requirements, and certified by the External Auditor and any other reporting commitments to external parties;

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(c)      accounts receivable write-off policy;

(d)      internal control system ensuring that all transactions are complete, accurate, timely, in compliance with the Company's policies and authorized by the Board of Managers;

(e)      additional written policies and procedures reflecting the latest thinking and best practices in governing finance, contracting, purchasing and other primary operational and administrative functions;

(f)       the establishment of an internal audit function reporting directly to the Board of Managers for the purpose of reporting audit findings; and

(g)      any other related matters, (the Accounting Policy).

12.3   Shareholders’ Loan Repayment and Dividend Policy

The Company (and the Shareholders) shall, to the extent permitted by Applicable Law, make repayments of the Shareholder Loans and distribution of dividends to the Shareholders in a manner that is consistent with the Shareholders’ Loan Repayment and Dividend Policy.

12.4   Local Content

The Shareholders shall cause the Company to aim to maximize the engagement and utilization of Saudi contractors, material suppliers and employees in a manner that is consistent with the Maximization of Local Content Policy of the Company as set forth in Schedule 11.

13.     WARRANTIES

On the Effective Date, each of the Shareholders hereby warrants to the other Shareholder as follows:

(a)      it is, in the case of:

(i)     Nabors International Netherlands B.V. only, duly incorporated and validly existing; and

(ii)    otherwise, duly organized, validly existing and in good standing, in each case, under the respective laws of the jurisdiction in which it is organized and that it is not confronting any current or threatened bankruptcy, insolvency, guardianship or like process;

(b)      it has all requisite power and authority to enter into this Agreement and the Transaction Agreements to which it is a party as at the date hereof and to perform the obligations contemplated thereby, and the execution and delivery of this Agreement and the Transaction Agreements to which it is a party as at the date

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hereof and the performance thereof have been duly authorized by all necessary action on the part of such Shareholder;

(c)      neither the execution and delivery of this Agreement and the Transaction Agreements to which it is as at the date hereof a party nor the performance thereof will violate, conflict with or result in a breach of any law or provision of such Shareholder's constitutional or organizational documents or any agreement, document or instrument to which it is subject or by which it or its assets are bound or require the consent or approval (if not already obtained) of any shareholder, partner, equity holder, holder of indebtedness or other Person or entity, or contravene or result in a breach of or default under, or the creation of, any Encumbrance upon any property under any Constitutional Document, indenture, mortgage, loan agreement, lease or other agreement, document or instrument to which that Shareholder is a party; and

(d)      any required authorizations of and exemptions, actions or approvals by, and any required notices to or filings with, any Governmental Entity that are required to have been obtained or made as at the date hereof by such Shareholder in connection with the execution and delivery of this Agreement and the Transaction Agreements to which it is a party or the performance by it of its obligations thereunder have been obtained or made and are in full force and effect, and all conditions of any such authorizations, exemptions actions or approvals have been satisfied.

14.     COMMERCIAL MATTERS

14.1   Shareholders' Assistance

(a)      The Shareholders or their respective Affiliates shall provide certain materials to the Company on various terms and conditions as set forth in their respective License Agreements and as otherwise agreed from time to time.

(b)      Nabors or one (1) of its Affiliates shall provide to the Company any, or any combination, of the transitional, technical and/or other assistance services set out in this Agreement, the Services Agreement, or otherwise as agreed in writing from time to time.

(c)

(i)     Nabors shall procure that its Affiliates; and

(ii)    Saudi Aramco shall procure that its Affiliates, provide the Company, on an employment or secondment basis, with:

(A)     in the case of Nabors, such Nabors Group employees; and

(B)     in the case of Saudi Aramco, such employees, as are needed for the Company to provide best-in-class drilling services on an independent, stand-alone basis, in accordance with the Secondment Agreement in

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the case of seconded employees, or otherwise as agreed in writing from time to time.

(d)      Nabors or one (1) of its Affiliates will promptly license to the Company its knowledge and expertise in the drilling services sector under the terms of the Nabors Intellectual Property License Agreement to enable the provision of best-in-class drilling services by the Company on an independent, stand-alone basis.

(e)      Saudi Aramco or one (1) of its Affiliates will promptly license to the Company its knowledge and expertise in the drilling services sector under the terms of the Saudi Aramco Intellectual Property License Agreement to enable the provision of best-in-class drilling services by the Company on an independent, stand-alone basis.

14.2   Intellectual Property

(a)      The Shareholders will cause the Company to enter into the License Agreements and the Services Agreement in accordance with paragraph 3.3 of Schedule 2 in relation to Intellectual Property licensed by the Shareholders to the Company.

(b)      The Shareholders agree, and shall take all commercially reasonable steps necessary to ensure, that all Intellectual Property rights owned and enjoyed by the Company shall be maintained to allow for the continued operation of the Business and the Company's rigs following termination or an exit by any Shareholder.

(c)      Any Intellectual Property developed by, in, or during the operation of the Company or in connection with the Business (New Intellectual Property) shall be owned by the Company.

(d)      The Shareholders shall cause the Company to grant to each Shareholder a perpetual, worldwide, royalty-free, transferable, non-exclusive licence (including a right to sub-license) to use, reproduce, modify, adapt and develop any New Intellectual Property for the purpose of conducting the business of the Shareholder (and not, for the avoidance of doubt, for the purpose of granting rights to such New Intellectual Property to third parties (other than Affiliates of the relevant Shareholder)).

14.3   IK Manufacturing JV

The provisions of Schedule 5 shall apply.

15.     EVENTS OF DEFAULT

15.1   Events of Default

The following shall constitute events of default (each an Event of Default) under this Agreement:

(a)      any material breach by a Shareholder of this Agreement;

(b)      failure of a Shareholder to provide its Support Obligations under any Third Party

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Debt Financing if approved pursuant to and in accordance with clauses 5.2(h) and 7.4;

(c)      failure of a Shareholder to comply with its obligations under clause 5.3(a);

(d)      failure by a Shareholder to comply with its obligations under clause 6.7;

(e)      a material failure by a Shareholder to comply with the requirements of SAGIA, Ministry of Commerce and Investment, Saudi bank or the Notary Public in connection with increasing the Authorized Capital or the making of Capital Contributions;

(f)       failure of a Shareholder to comply with its obligations under paragraphs 4 or 5 of Schedule 2;

(g)      failure of:

(i)     a Shareholder to take all steps necessary to ensure that the Company enters into the New Build Agreements subject to, and in accordance with, paragraph 1 of Schedule 5; or

(ii)    Nabors or one (1) of its Affiliates to make the purchase commitments set out in, and in accordance with, paragraph 2 of Schedule 5;

(h)      failure by a Shareholder to contribute, advance and/or subscribe and pay for (as applicable) any Shareholder Injections in accordance with:

(i)     a Funding Notice, issued in accordance with clause 5;

(ii)    an Additional Funding Notice issued in accordance with clause 5, other than where the Shareholder has voted against a resolution in respect of the funding the subject of that Additional Funding Notice (as contemplated in clause 5.2(e));  or

(iii)   clauses 5.4(b)(i), 5.4(b)(ii)(A) and 5.4(b)(ii)(B);

(i)       failure by a Shareholder to pay any amount when due under an ATCA;

(j)       failure for a rig (or, where applicable, a replacement rig) to be contributed by or on behalf of a Shareholder in accordance with the relevant ATCA within one hundred and fifty (150) days of the relevant Asset Contribution Date (as defined in the relevant ATCA), save where such failure to contribute was as a result of an Event of Loss or Force Majeure Event (as such terms are defined in the ATCAs) or caused by a breach by the Company of its obligations under the relevant ATCA;

(k)      a purported Transfer by a Shareholder made in violation of the terms and conditions set forth herein;

(l)       the bankruptcy or insolvency of a Shareholder, including the occurrence of any of the following (or the occurrence of any equivalent processes to the following events) in respect of the Shareholder:

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(i)     being unable or being deemed unable or admitting inability to pay its debts as they fall due or being liable to be wound up by a court of competent jurisdiction;

(ii)    entering into a composition or arrangement with its creditors or a moratorium being declared in respect of (x) any of its indebtedness or (y) any creditor action;

(iii)   taking any action to appoint, request the appointment of, or suffering the appointment of, a receiver, liquidator, administrative receiver, administrator, trustee or similar officer over all or a material part of its assets or undertaking; or

(iv)    having a winding-up or administration petition presented in relation to it or having documents filed with a court for an administration in relation to it, provided that, in the case of a winding-up petition, if the relevant company is contesting the winding-up petition in good faith and with due diligence, it shall not be a Defaulting Shareholder until a period of twenty (20) Business Days has expired since the presentation of the winding-up petition without it having been either discharged or struck out;

(m)     failure of all Nabors Board Managers or all Saudi Aramco Board Managers to attend two (2) consecutive meetings of the Board of Managers or three (3) meetings of the Board of Managers during any twelve (12)-month period;

(n)      any Shareholder being subject to a Change of Control without giving notice under clause 16.4;

(o)      failure by a Shareholder to comply with its obligations under clause 16.1(e);

(p)      any action or inaction by a Shareholder:

(i)     constituting a breach of any anti-corruption and sanction laws applicable to such Shareholder, including the United States Foreign Corrupt Practices Act and any sanctions programs administered by the United States government or any other government; or

(ii)    which action or inaction would, if performed or failed to be performed by the Company, constitute a breach by the Company of its anti-bribery and corruption policy;

(q)      failure by a Shareholder to comply with any of its obligations under Schedule 17 save in respect of paragraph 5 thereof to which the provisions of paragraph 5.5 of Schedule 17 shall apply; and

(r)       a material breach by Nabors Drilling International Limited under the Nabors Guarantee or the Nabors Guarantee ceasing to be in full force and effect or any Insolvency Event occurs in relation to Nabors Drilling International Limited, whereupon Nabors shall be the Defaulting Shareholder, provided that an Event of Default described in clauses 15.1(a), 15.1(f), 15.1(h) or

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15.1(i), shall, to the extent such Event of Default relates to a failure to make a Shareholder Injection, be deemed to have been remedied if: (i) the relevant payment is subsequently made by or on behalf of the relevant Shareholder (including, in the case of Nabors, by Nabors Drilling International Limited in accordance with the Nabors Guarantee) within ninety (90) days of the date of the Default Notice; or (ii) if applicable, the relevant Shareholder pays an amount equal to the Shortfall Amount to the Contributing Shareholder in accordance with clause 5.3(d)(iv).

15.2   Notice of Events of Default

If an Event of Default occurs in respect of a Shareholder (the Defaulting Shareholder), the Defaulting Shareholder shall immediately upon becoming aware of such Event of Default notify the other Shareholder (the Non-Defaulting Shareholder) and the Company by delivery of a Notice of the occurrence of such Event of Default, setting forth a description of such Event of Default (a Default Notice) together with any proposed action to be taken to remedy the Event of Default, provided that, if the Defaulting Shareholder has not issued a Default Notice as soon as reasonably practicable after an Event of Default has occurred, the Company or any Non-Defaulting Shareholder shall, so far as they are aware of the relevant Event of Default, issue a Default Notice to the Defaulting Shareholder and the Company or Non-Defaulting Shareholder (as the case may be). Following the issue of a Default Notice, the Shareholders shall immediately commence good faith discussions to seek to remedy (if remediable) such Event of Default.

15.3   Consequences of Events of Default

(a)      Notwithstanding any other provision of this Agreement, if an Event of Default occurs, then, for so long as such Event of Default is continuing in respect of a Defaulting Shareholder:

(i)     at any Board of Managers’ meeting where the voting of the Board of Managers results in a tied vote, a Board Manager nominated by the Non-Defaulting Shareholder shall be entitled to cast an additional vote;

(ii)    notwithstanding the terms of the Shareholder Loan Agreements and the Shareholders’ Loan Repayment and Dividend Policy, the Defaulting Shareholder shall not be entitled to receive any Shareholder Loan repayments or dividends in accordance with the Shareholders’ Loan Repayment and Dividend Policy. The Defaulting Shareholder’s share of any Shareholder Loan repayments or dividends made after the occurrence of an Event of Default, and for so long as such Event of Default is continuing, shall be retained by the Company and released:

(A)     to the Defaulting Shareholder, if the applicable Event of Default has been remedied within ninety (90) days of the relevant Default Notice, and such Shareholder has ceased being a Defaulting Shareholder; or

(B)     to the Non-Defaulting Shareholder, if such Non-Defaulting Shareholder has exercised its option to purchase all (but not less than

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all) of the Shareholder Instruments held by the Defaulting Shareholder as set forth in clause 15.3(c).

(b)      Notwithstanding any other provision of this Agreement, for so long as an Event of Default is continuing in respect of a Defaulting Shareholder, no Transfer of the Defaulting Shareholder’s Shareholder Instruments may take place other than in accordance with clauses 15.3(c) and 16.8.

(c)      If, following the issue of a Default Notice, the Event of Default is not remediable, or if remediable, has not been remedied within ninety (90) days of the date of the Default Notice (provided that an Insolvency Event in respect of any Shareholder or Nabors Drilling International Limited or an Event of Default described in clause 15.1(j) shall be deemed incapable of remedy), then, for so long as the applicable Event of Default is continuing:

(i)     if the Defaulting Shareholder is Nabors, Saudi Aramco shall have a Call Option which may be exercised by issuing a Call Notice and the provisions of clause 16.8 shall apply provided that Saudi Aramco may only issue a Call Notice if: (A) the Call Notice is issued within one hundred and fifty (150) days of the Default Notice being given or received (as applicable) by Saudi Aramco; and (B) Saudi Aramco is not itself a Defaulting Shareholder;

(ii)    if the Defaulting Shareholder is Saudi Aramco, Nabors shall have a Put Option which may be exercised by issuing a Put Notice and the provisions of clause 16.9 shall apply provided that Nabors may only issue a Put Notice if: (A) the Put Notice is issued within one hundred and fifty (150) days of the Default Notice being given or received (as applicable); (B) Nabors is not itself a Defaulting Shareholder; and (C) only to the extent such Event of Default occurs during the Transition Period, Nabors has provided commercially reasonable assistance to the Company to put in place alternative arrangements for the services it has been providing to the Company under the Services Agreement, provided that if a Call Notice or Put Notice (as applicable) is not issued in accordance with this clause 15.3(c) and clauses 16.8 and 16.9 (as applicable), within one hundred and fifty (150) days of the Default Notice being given or received (as applicable), the Event of Default shall be deemed to have been remedied.

16.     TRANSFER AND EXIT PROVISIONS

16.1   Restrictions on Transfer

(a)      Except as otherwise permitted in this Agreement, a Shareholder may not effect a transfer, assignment or other disposal (a Transfer) of all or any portion of its Shareholder Instruments or any direct or indirect rights or interests therein.

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(b)      Notwithstanding anything contained in this Agreement or the Articles of Association but subject to clause 16.2, each Shareholder agrees that it will not, without the prior written consent of the other Shareholders, Transfer any of its Shareholder Instruments or any direct or indirect rights or interests therein until the expiry of a period of twelve (12) Years from the Project Operations Date.

(c)      No Transfer of any class of Shareholder Instruments shall be permitted unless the transferring Shareholder also transfers to the same transferee at the same time (and/or procures a Transfer to the same transferee at the same time of) a commensurate portion of each other class of Shareholder Instruments held by it (or, if it has transferred any such other class of Shareholder Instruments to a Qualifying Affiliate(s), a commensurate portion of such other class of Shareholder Instruments held by it and/or such Qualifying Affiliate(s)).

(d)      Except as otherwise permitted in this Agreement, any Transfer or purported Transfer of all or any portion of any Shareholder Instruments or any direct or indirect rights or interests therein in violation of the restrictions set forth in this clause 16.1 or any other restriction on Transfers contained in this Agreement shall constitute an Event of Default in accordance with clause 15.1(k). In addition to any remedy that is available under this Agreement or Applicable Law, each Shareholder will have the right to force a Shareholder who violates this clause 16 to rescind the transaction, including by buying the transferred Shareholder Instruments.

(e)      Save in connection with the entry into any Third Party Debt Financing approved by the General Assembly in accordance with clause 7, a Shareholder may not create or permit to subsist any Encumbrance on or affecting any of its Shareholder Instruments except with the consent of the other Shareholders. Any purported creation or granting of an Encumbrance on or affecting a Shareholder’s Shareholder Instruments in contravention of this clause 16.1 shall constitute an Event of Default and in any event shall be of no effect and accordingly the Company and the other Shareholder(s) shall not be bound to recognize or give effect to any such purported Encumbrance.

16.2   Permitted Transfers

The restrictions on Transfers set forth in clauses 16.1 and 23 shall not apply to a Transfer of all or any (with respect to Qualifying Affiliates only) portion of the Shareholder Instruments of a Shareholder:

(a)      to a Qualifying Affiliate in accordance with clause 16.3; or

(b)      made in accordance with the provisions of clauses 4.2(c)(ii), 4.2(c)(iii), 5.2(j), 5.3(d)(iv), 15.3, 16.4, 16.8, 16.9 and/or Schedule 17.

16.3   Qualifying Affiliates

(a)      A Shareholder may, at any time, Transfer all or a portion of its Shareholder Instruments to a Qualifying Affiliate thereof (a Transferee),  provided that such

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Transferee shall first adhere to this Agreement as a Shareholder by executing an Agreement of SHA Adherence, and such transferring Shareholder shall be fully liable for the payment and performance obligations of such Transferee under this Agreement pursuant to a guarantee, indemnity and/or undertaking in respect of the same to be provided by such transferring Shareholder in a form acceptable to the other Shareholders (acting reasonably).

(b)      In the event that any such Transferee will cease or ceases to be a Qualifying Affiliate, the Shareholder in respect of which the Transferee is or was a Qualifying Affiliate shall promptly inform the other Shareholder and shall take all necessary measures to ensure that the Shareholder Instruments vested in such Transferee are immediately transferred back to such transferring Shareholder or to a Qualifying Affiliate thereof (in the latter case, on the same terms as described in this clause 16.3).

16.4   Change of Control

(a)      Notwithstanding any provisions of this Agreement to the contrary, if an announcement is made or an agreement is entered into with respect to a proposed transaction which would result in a Change of Control of a Shareholder, such Shareholder (the Acquired Shareholder) shall notify the other Shareholder(s) of the Change of Control within ten (10) Business Days of such announcement being made or agreement being entered into and specifying, to the extent possible, the identity of the party causing such proposed Change of Control.

(b)      Following the receipt of such notice:

(i)     the other Shareholder may consent to such Change of Control (and, if such other Shareholder does not exercise its rights in accordance with clause 16.4(b)(ii) or 16.4(b)(iii), as applicable, within the time period specified in that clause, such other Shareholder shall be deemed to have consented to such Change of Control);

(ii)    if Nabors is the Acquired Shareholder, Saudi Aramco shall have a Call Option and may, at any time during the sixty (60) day period following receipt of notice of such Change of Control, exercise such Call Option by issuing a Call Notice and the provisions of clause 16.8 shall apply provided that completion of the purchase of the Shareholder Instruments is conditional on, and must not take place before, the Change of Control occurs; or

(iii)   if Saudi Aramco is the Acquired Shareholder, Nabors shall have a Put Option and may, at any time during the sixty (60) day period following receipt of notice of such Change of Control, exercise such Put Option by issuing a Put Notice and the provisions of clause 16.9 shall apply provided that completion of the purchase of the Shareholder Instruments is conditional on and must not take place before the Change of Control occurs.

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(c)      If a Change of Control occurs in respect of Nabors, the provisions of paragraph 3.4(d) of Schedule 4 and paragraphs 1.4, 1.6, 2, 3, 4 and 5 of Schedule 17 shall, at the time of such Change of Control, be amended by their deletion from those Schedules.

16.5   Third Party Transfers

(a)      A Shareholder may Transfer all (but not less than all) of its Shareholder Instruments to a Third Party that is licensed to operate in the Kingdom, provided that clause 16.5(b) shall first apply, and provided further that:

(i)     if the transferring Shareholder is Saudi Aramco then (unless the Third Party transferee is controlled by the Government and is responsible for the onshore drilling and workover business in the Kingdom):

(A)     the Third Party transferee and Nabors first enter into the replacement shareholders agreement attached at Schedule 16 effective contemporaneously with the execution of the Transfer and accession of the Third Party transferee hereto and the approval thereto of SAGIA and MOCI; and

(B)     this Agreement terminates immediately upon the occurrence of the Transfer in accordance with clause 17.5(b)(iii),

provided that in the event of a Transfer in accordance with this clause 16.5(a)(i), Saudi Aramco will ensure all necessary documentation, information, applications and, to the extent possible, registrations of the Third Party transferee which are required in accordance with local regulatory requirements and Applicable Law have been, or will at completion of the Transfer, be delivered or submitted (as the case may be);

(ii)    if the transferring Shareholder is Saudi Aramco and the Third Party transferee is controlled by the Government and is responsible for the onshore drilling and workover business in the Kingdom, such Third Party shall first adhere to this Agreement as a Shareholder by executing an Agreement of SHA Adherence provided that all references to Saudi Aramco shall be deemed to be references to such Third Party;

(iii)   if the transferring Shareholder is Nabors, such Third Party shall first adhere to this Agreement as a Shareholder by executing an Agreement of SHA Adherence provided that:

(A)     all references to Nabors shall be deemed to be references to such Third Party;

(B)     the Nabors Guarantee shall terminate immediately upon the occurrence of the Transfer; and

(C)     the following provisions of this Agreement shall at the time of the relevant Transfer, and not before, be amended by their deletion:

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(1)      Schedule 17 insofar as it relates to Saudi Aramco obligations or the consequences of a Government Prevention; and

(2)      clauses 15.1(n) and 16.4 insofar as they relate to a Change of Control of Saudi Aramco;

(iv)   the transferring Shareholder shall first notify the other Shareholders in writing of the Transaction Agreements (other than this Agreement) to which such transferring Shareholder is a party in its capacity as Shareholder, if any, under which such Third Party wishes to assume rights, powers, benefits and/or obligations as a result of such sale (the Relevant Transaction Agreements) and, subject to clause 16.7, to the extent applicable:

(A)    the relevant share to be transferred to such Third Party under the Relevant Transaction Agreements; or

(B)    the transferring Shareholder may elect to renegotiate their terms on an arm's length basis; and

(v)    as a condition to such sale such Third Party has delivered such other documents and agreements as shall be reasonably requested by each of the Shareholders and the Company to confirm such transferee's admission as a Shareholder and its agreement to be bound by and to assume the obligations of a Shareholder, consistent with the terms of this Agreement or the replacement shareholders’ agreement to be entered into in accordance with clause 16.5(a)(i)(A) (as applicable), the Transaction Agreements, any agreements constituting Third Party Debt Financing agreements and any other relevant agreements in connection with the Business or Company.

Notwithstanding any other provision of this Agreement,  a Shareholder that wishes to Transfer its Shareholder Instruments in accordance with this clause 16.5 must Transfer its Shareholder Instruments to a single Third Party.

(b)      A Shareholder (a Vendor) who wishes to Transfer and/or cause the Transfer of all (but not less than all) of the Shareholder Instruments held by it to a Third Party licensed to operate in the Kingdom shall first comply with the provisions of this clause 16.5(b):

(i)      the Vendor shall deliver a Notice (the Transfer Notice) to the other Shareholder (the Purchaser) of its desire to Transfer all of the Shareholder Instruments held by it (the Pre-Emption Ownership Interest);

(ii)     the Transfer Notice shall specify: (A) the identity of the proposed transferee; (B) the price (which must be cash) offered for the Pre-Emption Ownership Interest and the associated rights, powers, benefits and/or obligations under the Relevant Transaction Agreements to be transferred by the Vendor to such proposed Third Party (the Pre-Emption Price); (C) the terms and conditions of such proposed sale and transfer (the Pre-Emption

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Sale Conditions); and (D) that, subject to the provisions of this Agreement, the Transfer Notice constitutes an offer by the Vendor to sell to the Purchaser the Pre-Emption Ownership Interest at the Pre-Emption Price and on the Pre-Emption Sale Conditions;

(iii)    if, within ninety (90) days of receipt of the Transfer Notice (the Pre-Emption Period), the Purchaser delivers a Notice to the Vendor (a Pre-Emption Notice) that it intends to exercise its pre-emption right under this clause 16.5(b) and purchase the Pre-Emption Ownership Interest and the associated rights, powers, benefits and/or obligations under the Transaction Agreements to be transferred at the Pre-Emption Price, the Vendor shall enter into such documentation as the Purchaser may reasonably require in order to effect such sale and purchase at the Pre-Emption Price on substantially the same terms and conditions as the Pre-Emption Sale Conditions; and

(iv)    if the Purchaser does not deliver a Pre-Emption Notice to the Vendor within ninety (90) days of receipt of the Transfer Notice or delivers a Notice to the Vendor that it does not intend to exercise its pre-emption right under this clause 16.5(b), the Vendor may sell the Pre-Emption Ownership Interest to the proposed Third Party at a price no less than the Pre-Emption Price on the same terms and conditions as the Pre-Emption Sale Conditions, provided that if the Vendor has not completed the sale of the Pre-Emption Ownership Interest to such proposed Third Party within one hundred and eighty (180) days of the end of the Pre-Emption Period, such sale shall again be subject to the pre-emption procedure set forth in this clause 16.5(b).

16.6   Transfer of Rights and Obligations under this Agreement

In the event of a Transfer by a Shareholder in accordance with clause 16.2 or 16.5, the other Shareholders shall, and shall cause the Company to, use best efforts to promptly (and at their own respective cost) take all such actions as are necessary to be taken by them to effect such Transfer, including all acts required to render such Transfer legally valid and enforceable under Applicable Law.

16.7   Transfer of Rights and Obligations under Other Agreements

(a)      In the event of a Call Option being exercised by Saudi Aramco, a Put Option being exercised by Nabors or a Transfer by Nabors to Saudi Aramco or a Third Party of Nabors’ Shareholder Instruments in accordance with the terms of this Agreement:

(i)      Nabors will:

(A)     have the option to terminate the Secondment Agreement, the Services Agreement and the Nabors Intellectual Property License Agreement; and

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(B)     save to the extent that a Put Option has arisen as a result of Saudi Aramco being a Defaulting Shareholder or where a Call Option has been exercised by Saudi Aramco under clause 4.2(c) (when no such assistance shall be given), undertake to provide commercially reasonable assistance to the Company in putting in place alternative arrangements for the services Nabors has been providing to the Company on an actual cost basis, without any mark-up or margin but reflective of the time incurred, wages payable, applicable employee benefits and any related training costs; and

(ii)     the other Shareholder shall, and shall use its commercially reasonable efforts to cause the Company to, promptly put such alternative arrangements in place (including by amending the relevant Transaction Agreements to provide for Nabors to continue providing services at full market value) and take all other steps necessary to ensure that the Business and the Company can continue uninterrupted upon Nabors’ exit.

(b)      The Shareholders agree that Nabors (or any of its Affiliates) shall not be required to provide transitional services of the nature provided in the Services Agreement beyond the Transition Period.

16.8   Terms of Call Option

(a)      Where:

(i)      Saudi Aramco has an option under clause 4.2(c)(ii), 4.2(c)(iii)(A), or 4.2(c)(iii)(B), 15.3(c)(i) or 16.4(b)(ii) to purchase all (and not less than all) of the Shareholder Instruments held by Nabors, Saudi Aramco may exercise the Call Option by issuing a notice describing its intention to exercise such option to Nabors and the Company; or

(ii)     Nabors has an option under clauses 4.2(c)(ii) or 4.2(c)(iii)(A) to purchase all (and not some only) of the Shareholder Instruments held by Saudi Aramco, Nabors may exercise such option by issuing a notice describing its intention to exercise such option to Saudi Aramco and the Company,

(in each case, such option being a Call Option, the Shareholder Instruments which are the subject of the Call Option being the Call Instruments, the notice issued being a Call Notice and the Shareholder holding the Call Instruments being the Called Shareholder).

(b)      Following the issue of a Call Notice, the Shareholders must procure the determination of the Fair Price.

(c)      On the date which is five (5) days after the date the Fair Price is determined (or such other date as Saudi Aramco and Nabors may agree) and, where clause 16.4 applies, not before the relevant Change of Control occurs:

(i)      the Called Shareholder must sell free from all Encumbrances (other than Permitted Encumbrances) and with all rights attached to such Shareholder

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Instruments as at the date of the Call Notice (including all rights to any principal or interest payments, dividends or other distributions in each case declared, paid or made after the date of any such Call Notice), and the other Shareholder (or its nominee) (the Purchasing Shareholder) must purchase, the Call Instruments;

(ii)    the Purchasing Shareholder must pay to the Called Shareholder the aggregate price payable for the Call Instruments, being an amount equal to:

(A)     if the Call Option is granted under clause 4.2(c)(ii) or (iii) or 16.4(b)(ii), the Fair Price in respect of the Call Instruments; or

(B)     if the Call Option is granted under clause 15.3(c)(i), the Default Price in respect of the Call Instruments,

in each case, less any interest payments, dividends or other distributions declared and actually paid or made to, the Called Shareholder after the date of the Call Notice; and

(iii)   the Called Shareholder shall enter into such documentation as the Purchasing Shareholder may reasonably require in order to effect such Call Option (to the extent not already entered into prior to such date).

16.9   Terms of Put Option

(a)      Where Nabors has an option under clauses 15.3(c)(ii), 16.4(b)(iii) or paragraphs 1.6, 2.3 or 3.3 of Schedule 17 to sell and/or cause the sale of all (but not less than all) of the Shareholder Instruments held by Nabors to Saudi Aramco (or its nominee), Nabors may exercise such option by issuing a notice describing its intention to exercise such option to Saudi Aramco and the Company, (in each case, such option being a Put Option, the Shareholder Instruments which are the subject of the Put Option being the Put Instruments and the notice issued being a Put Notice).

(b)      Following the issue of a Put Notice, the Shareholders must procure the determination of the Fair Price.

(c)      On the date which is five (5) days after the date the Fair Price is determined (or such other date as Saudi Aramco and Nabors may agree) and, where clause 16.4 applies, not before the relevant Change of Control occurs:

(i)     Nabors must sell free from all Encumbrances (other than Permitted Encumbrances) and with all rights attached to such Shareholder Instruments as at the date of the Put Notice (including all rights to any principal or interest payments, dividends or other distributions in each case declared, paid or made after the date of any such Put Notice), and Saudi Aramco (or its nominee) must purchase, the Put Instruments;

(ii)    Saudi Aramco (or its nominee) must pay Nabors the aggregate price payable for the Put Instruments, being an amount equal to the Fair Price less

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any interest payments, dividends or other distributions declared and actually paid or made to, Nabors after the date of the Put Notice; and

(iii)   Nabors shall enter into such documentation as Saudi Aramco may reasonably require in order to effect such Put Option (to the extent not already entered into prior to such date).

17.     DISSOLUTION, WINDING-UP, TERMINATION AND SURVIVAL

17.1   Dissolution

The Shareholders shall dissolve and commence winding up the Company upon the first to occur of any of the following events (each a Dissolution Event):

(a)      on expiration of the initial duration of the Term of the Company as provided in clause 4.1, taking into account any extension thereof in accordance with clause 4.2(b), as provided in clause 4.2(c)(i), or, if earlier in accordance with clause 5.4, upon expiration of the duration of the Term set forth in the Articles of Association, including any extension thereof; or

(b)      as otherwise agreed by the Shareholders pursuant to clause 7.4(g).

17.2   Winding Up

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and the Shareholders, and no Shareholder shall take any action that is inconsistent with, unnecessary to or inappropriate for, the winding up of the Business, provided that all covenants and obligations contained in this Agreement shall continue to be fully binding upon the Shareholders (unless otherwise specifically provided for in any of the other Transaction Agreements and subject to Applicable Law) until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to Applicable Law.

17.3   Liquidator

To enable the proper sale and distribution of the property and assets and the proceeds from any sale thereof, the General Assembly shall appoint any Person as Liquidator of the Company (such Person, the Liquidator), subject to the following conditions and upon any other terms and further conditions as the General Assembly shall deem appropriate, including the powers and remuneration of such Liquidator. Subject to Applicable Law, the Liquidator shall:

(a)      prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Shareholders;

(b)      allocate property of the Company in-kind to Saudi Aramco and Nabors and determine the fair compensation to be paid to Nabors, Saudi Aramco and/or other Shareholders as promptly as possible, taking into consideration the value and

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nature of all in-kind contributions by all Shareholders, but in an orderly, business-like and commercially reasonable manner;

(c)      undertake the liquidation in the manner most likely to continue the Business after the liquidation and achieve the Shareholders' objectives;

(d)      apply and distribute the proceeds of sale and all other assets owned by the Company as follows and in the following order of priority, subject to Applicable Law:

(i)      Taxes and Zakat owed to the Government, unpaid wages of the employees of the Company, social insurance contributions due to GOSI, unpaid Government fees (including customs duties), rent for business premises and fees of the Liquidator;

(ii)     to the payment of the debts and liabilities of the Company, including trade payables to the Shareholders or their Affiliates and repayments of the total amounts under the Shareholder Loans owed to the Shareholders;

(iii)    to the setting up of any reserves which the Liquidator shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company as necessary to comply with Applicable Law. Such reserves may, in the discretion of the Liquidator, be held by the Liquidator or paid over to a bank or trust company selected by it, in either case to be held by the Liquidator or such bank or trust company as escrow holder or liquidating trustee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above. Such reserves shall be held for such period as the Liquidator shall deem advisable and, upon the expiration of such period, any remaining balance shall be distributed as provided in clause 17.4; and

(iv)    the balance, if any, to the Shareholders, in accordance with their proportionate Ownership Interests or the total amounts owed to the Shareholders (including their Affiliates), as applicable.

(e)      For purposes of this clause 17.3 only, the value of the property of the Company shall be determined by the Liquidator in accordance with principles set forth in paragraph 2 of Schedule 8. In the event of any disagreement on the value of the property of the Company, the matter shall be referred to an Independent Valuator for determination of the Fair Price (assuming a sale of all Shareholder Instruments in issue).

17.4   Distribution Upon Dissolution of the Company

The Company's assets or the proceeds from the sale thereof shall be applied and distributed by the Liquidator to the maximum extent permitted by, but subject to, Applicable Law.

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17.5   Duration and Termination of this Agreement

(a)      This Agreement shall commence on the Effective Date and, unless terminated by the written agreement of the Shareholders or in accordance with clause 17.5(b), shall, following the Formation Date, continue for so long as two (2) or more Shareholders continue to hold Shares in the Company, but a Shareholder will cease to have any further rights or obligations under this Agreement on ceasing to hold any Shares, except in relation to those provisions which are expressed to continue in force and provided that this clause 17.5 shall not affect any of the rights or liabilities of any Shareholders in connection with any breach of this Agreement which may have occurred before that Shareholder ceased to hold any Shares.

(b)      This Agreement shall terminate upon the earlier to occur of:

(i)     completion of the dissolution, liquidation or winding-up of the Company pursuant to the provisions of this clause 17 or otherwise;

(ii)    the circumstances arising in accordance with, and as described in, paragraph 2.5 of Schedule 2; and

(iii)   a Transfer by Saudi Aramco to a Third Party which is:

(A)     not a transferee controlled by the Government and responsible for the onshore drilling and workover business in the Kingdom; and

(B)     otherwise permitted by, and in accordance with, the provisions of clause 16.5 (including, if applicable, the entry into the replacement shareholders agreement described in clause 16.5(a)(i)).

17.6   Survival

(a)      The termination of this Agreement for any reason shall not prejudice the rights or remedies which any Shareholder may have in respect of any indemnity or breach of the terms of this Agreement prior to the date of termination.

(b)      Clauses 1, 17.6, 18, 19, 20, 22, 23, 24, 25.3, 25.11, 25.12, 25.14 and Schedule 9 shall continue in force after such termination.

18.     CONFIDENTIAL INFORMATION

18.1   For the purposes of this clause 18, Confidential Information means all information relating to: (a) the Business or the operations or affairs of the Company; (b) the provisions and subject matter of this Agreement, the other Transaction Agreements and actions or transactions contemplated thereby; or (c) a Shareholder (or its Affiliates) or the operations or affairs of a Shareholder (or its Affiliates), and which is disclosed by whatever means by the Company or a Shareholder (the Disclosing Party) to any or all of the other Shareholders  or the Company (as applicable) (in both cases the recipient of the information shall be the Receiving Party).

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18.2   Each Shareholder undertakes to, and shall procure that each of its Affiliates and each Board Manager, officer or Committee member appointed by it shall:

(a)      keep the Confidential Information confidential and not disclose it to any Person, other than as permitted under this clause 18; and

(b)      only use the Confidential Information received from any Disclosing Party for a purpose arising out of, or in relation to, a Transaction Agreement.

18.3   Clause 18.2 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)      required by Applicable Law or by any law or regulation of any country with jurisdiction over the affairs of the Receiving Party (or any Subsidiary of it);

(b)      required by the rules of any securities exchange on which securities of the Receiving Party or any member of its Group are listed;

(c)      required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(d)      that such information is in the public domain other than through breach of this clause 18;

(e)      such disclosure is required to facilitate the obtaining of any consents required for the contribution, transfer and delivery of any of the applicable Assets (as defined in each of the Asset Transfer Contribution Agreements) to the Company; or

(f)       the Receiving Party can demonstrate to already know the Confidential Information from sources other than a Party as of the date of disclosure hereunder or to have subsequently acquired it from a Third Party that the Receiving Party is sure (after reasonable enquiry) has the right to disseminate such information, provided that, in the case of clauses 18.3(c), 18.3(d) and 18.3(f), the Receiving Party will, to the extent legally practicable, promptly notify the Disclosing Party and the Company and co-operate, and shall procure that its directors, employees and advisers so co-operate, with the Disclosing Party or the Company (as appropriate) regarding the timing, content and the delivery of details of any other applicable circumstances of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may reasonably wish to take to challenge the validity of such requirement, which shall include the seeking of an appropriate protective order or waiver of compliance with the terms of this Agreement.

18.4   The Receiving Party may disclose Confidential Information to its directors, employees and advisers who have a need to know such information for any purpose relating to the Transaction Agreements, provided that it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavors to ensure that such recipient complies with those obligations as if it were a party to this Agreement. Each Receiving Party shall be

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responsible for any breach of the terms of this Agreement by any of its directors, employees and advisers.

18.5   A Shareholder may disclose Confidential Information relating to the Company and any Subsidiary of it (but not the other Shareholder(s)) to a potential purchaser to whom it is or may, subject to compliance with the transfer provisions in this Agreement, become entitled to sell its Shareholder Instruments, provided that before any Confidential Information is disclosed, the potential purchaser shall have entered into appropriate confidentiality undertakings in a form reasonably satisfactory to the Company and the other Shareholders.

18.6   Notwithstanding any other term of this Agreement, Saudi Aramco may, at all times and without limitation, disclose Confidential Information which relates to: (a) the Business or the operations or affairs of the Company; or (b) the provisions and subject matter of this Agreement, the other Transaction Agreements and actions or transactions contemplated thereby, to the Ministry of Energy, Industry and Mineral Resources of Saudi Arabia, its Affiliates and members of Saudi Aramco’s board of directors or managers.

18.7   A Shareholder, a Board Manager and the CFO may disclose Confidential Information relating to the Company and any Subsidiary of it (but not the other Shareholder(s)) to potential sources of Third Party Debt Financing, provided that before any Confidential Information is disclosed, the potential sources of Third Party Debt Financing shall have entered into appropriate confidentiality undertakings in a form reasonably satisfactory to the Company and the other Shareholders.

18.8   In respect of any item of Confidential Information, this clause 18 shall continue to bind the Shareholders notwithstanding termination or expiration of this Agreement:

(a)      for so long as the Confidential Information in question has not become part of the public knowledge or literature without breach of these undertakings; and

(b)      until a Third Party consultant, agent or other contractual party (other than one (1) on behalf of the Disclosing Party) lawfully discloses the Confidential Information to the Receiving Party.

18.9   Each Receiving Party shall, and shall procure that its directors, employees and advisers shall, keep the Confidential Information it receives from the Disclosing Party securely and properly protected against theft, damage, loss and unauthorized access (including access by electronic means).  Each Party shall notify the other Party immediately upon becoming aware that any of the Confidential Information has been disclosed to a Third Party (otherwise than as permitted by this Agreement) and shall take all remedial actions necessary to return the Confidential Information and prevent its use.

18.10 Promptly upon termination or expiration of this Agreement, and unless specifically provided otherwise in this Agreement, each Shareholder shall deliver to the other Shareholder (without retaining any copies), or at the option of the other Shareholder, destroy, at its own expense, the other Shareholder's Confidential Information. Each Shareholder shall, immediately on the written request of the other Shareholder, confirm

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in writing that it has returned, destroyed or permanently erased all such Confidential Information or all copies of such Confidential Information supplied to it or made by it, or by the Persons to whom it has supplied copies in accordance with the terms of this Agreement.

18.11 Subject always to the terms of this clause 18, the Parties shall use commercially reasonable efforts to maintain the Schedules hereto as Confidential Information.

19.     INDEMNIFICATION AND LIABILITY

19.1   Neither the Board Managers nor the officers of the Company shall be liable to the Company or the Shareholders for mistakes of judgment or for any act or omission suffered or taken by them, or for Losses due to any such mistakes, action or inaction, except to the extent that the mistake, action or inaction was caused by the willful misconduct, fraud, forgery, bad faith or Gross Negligence of the relevant Board Manager(s) or officer(s) of the Company.

19.2   To the maximum extent permitted by Applicable Law, and except as provided in clause 19.1, neither the Board Managers nor officers of the Company shall be liable for, and the Company shall indemnify the Board Managers and officers of the Company against and agrees to hold the Board Managers and officers of the Company harmless from, all Losses incurred by the Board Managers and officers of the Company arising from the performance by the Board Managers or officers of the Company of their respective duties in conformance with Applicable Law, the terms of this Agreement and the Articles of Association.

19.3   The Board of Managers may consult with legal counsel, accountants, investment bankers or other experts selected by the Board of Managers, and any action or omission suffered or taken in good faith in reliance on, and in accordance with, the written opinion or advice of any such counsel, accountants, investment bankers or other experts (provided such have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.

19.4   In the event that any Shareholder and/or any of its Affiliates shall become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation, liability, damage, claim or expense (including reasonable and properly documented out-of-pocket legal fees and expenses), fines or penalties of whatever nature of the Company, then the Company shall indemnify such Shareholder and the relevant Affiliate(s) (each on an after tax basis) and hold such Shareholder and/or its Affiliate(s) harmless from and against any such liability of such Shareholder and/or its Affiliate(s) (together with reasonable legal and advisory fees and expenses in defending against any claimant seeking to impose any such liability) to the extent that such liability relates to or arose out of any action taken or any transaction effected by the Board of Managers under this Agreement or any action which the Board of Managers failed to take or any transaction which the Board of Managers failed to effect and which the Board of Managers was obligated to take or effect under this Agreement.

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19.5   In the event that the Company's limitation of liability is lost as a result of the act or omission of any Shareholder and such loss of limitation of liability further results in the liability of the Shareholders in connection with this Agreement, the other Transaction Agreement and any other agreements in connection hereunder and thereunder, as well as the consummation of the transactions contemplated hereunder and thereunder, then the Shareholder whose act or omission resulted in such loss of the limitation of liability shall indemnify and hold harmless the other Shareholders for any direct Losses, excluding any indirect, incidental or consequential Losses.

20.     COVENANTS

Each Shareholder covenants with the others that it will not (and will procure that its Affiliates, including its employees, agents, advisers and any Person acting on its behalf will not), from the Project Operations Date and for a period of two (2) Years after the earlier of: (a) ceasing to be a Shareholder and a Party; and (b) the termination or expiration of this Agreement (howsoever terminated or expired), encourage or seek to encourage any Person who is a manager, employee, consultant or Secondee of the Company or the other Shareholders or its Affiliate, to leave his current employment or to breach the terms of such employment, consultancy or secondment. The restrictions in this clause 20 shall not apply to the employment of any Person following an unsolicited approach by that Person at his own instigation or in response to an advertisement placed in the national, local or trade press or in response to an approach made by a headhunter without the Person having first been identified to the headhunter by or on behalf of the Shareholder in question.

21.     INSURANCE

21.1   The Shareholders shall cause the Company and its Subsidiaries (if any) to effect, or cause the arrangement of, and maintain, or cause the maintenance of, insurance policies as shall be commercially available at reasonable commercial rates in accordance with clause 21.3, as may be required by any Applicable Law or regulation, together with any other insurance as shall be prudent in the judgment of the Board of Managers including:

(a)      save as otherwise agreed between the Parties, for each drilling rig and its assets against such risks and in the manner and to the extent as shall be in accordance with good commercial practice with regard to assets of the same kind in comparable circumstances; and

(b)      for the Company in respect of any accident, damage, injury, third-party loss, loss of profits and other risks and in the manner and to an extent as shall be in accordance with good commercial practice with regard to a business of the same kind as that of the Company or, as appropriate, the relevant Subsidiary concerned.

21.2   The Shareholders shall cause the Company to obtain and subscribe for customary directors' and officers' liability insurance covering each Board Manager.

21.3   All insurance policies shall be arranged with reputable insurers and/or reinsurers of a standing acceptable to the Board of Managers.

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22.     DISPUTE RESOLUTION PROCEDURES

All Disputes arising out of or in connection with this Agreement shall be settled in accordance with the Dispute Resolution Procedures set forth in Schedule 9.

23.     ASSIGNMENT

Except as expressly provided in this Agreement, no rights or obligations under this Agreement or in relation to: (i) any Shareholder's Shareholder Instruments; and/or (ii) such Shareholder's corresponding rights and/or obligations associated with such Shareholder Instruments, may be assigned, transferred or otherwise disposed of (including held or declared into trust) by a Shareholder without first seeking and obtaining the prior written consent of the other Shareholders.

24.     FORCE MAJEURE EVENTS

24.1   Effect of Force Majeure Event

If a Party (the Affected Party) is directly prevented or delayed from performing any of its obligations under this Agreement (other than an obligation to pay money, which shall not be subject to relief pursuant to this clause 24.1) by reason of a Force Majeure Event, such obligations of the Affected Party which are affected by the Force Majeure Event shall be suspended without liability for a period equal to the period during which the performance of such obligations is prevented or delayed.

24.2   Definition of Force Majeure Event

For purposes of this Agreement, Force Majeure Event shall mean any circumstances beyond the reasonable control or ability of a Party to avoid, acting prudently and reasonably, and without the fault or negligence of such Party affected by such circumstance that directly materially prevents or delays the performance of such Party's obligations under this Agreement, including the following to the extent that the foregoing requirements are satisfied in respect thereof: (i) natural disasters or acts of God, such as flood, fire, storm, cyclone, earthquake or freezing temperatures; (ii) acts of war or insurrection such as declared or undeclared war, civil war, uprising, guerrilla activity, riot, acts of terrorism or any other hostile act; (iii) shortage or non-availability of fuel, materials, parts, labor or transportation generally; (iv) labor disputes or any other labor conflict (not involving solely the employees of that Party); (v) Government action, such as laws, rules, regulations, directives or orders promulgated by any Governmental Entity or body having, or claiming to have, jurisdiction over the Parties or the operations hereunder; (vi) Government inaction, such as failure or delay in granting import licenses or other Government permits or authorizations required to perform the activities contemplated hereby; (vii) in the case of Saudi Aramco, the termination of a land concession order, or the appropriation of land ownership, in connection with a land parcel leased or licensed for use by Saudi Aramco to the Company; and (viii) any other cause beyond the reasonable control of the Party claiming that its performance obligations have been affected by a Force Majeure Event similar to, or different from, those already mentioned above, provided, always, that lack of funds shall not be interpreted as a cause which is not of a Party's making nor within a

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Party’s reasonable control. The Parties specifically agree that Saudi Aramco's inability to perform all or any part of this Agreement due to Government action, inaction or directive as set forth in (v) and (vi) above shall constitute a Force Majeure Event.

24.3   Notice of Force Majeure Event

As soon as reasonably practicable after the start of the Force Majeure Event, the Affected Party shall notify the other Parties in writing of the act, event, or circumstance which constitutes a Force Majeure Event, the date on which such Force Majeure Event commenced, its estimated duration and the effect of the Force Majeure Event on the Affected Party's ability to perform its obligations under this Agreement.

24.4   Mitigation

The Affected Party and the other Parties shall each use its commercially reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of their respective obligations under this Agreement, provided that, in each case, the actual and verifiable costs and expenses incurred by the non-Affected Party shall be borne by the Affected Party. However, a Party shall not be obliged to settle a labor conflict in order to comply with such obligation to mitigate the effects of a Force Majeure Event.

24.5   Events Not Constituting Force Majeure Events

Force Majeure Events shall not include any failure by a Party to make payments when due, any failure of performance by any contractor or subcontractor which failure is not caused by an event that would qualify hereunder as a Force Majeure Event, or the acts or omissions of any Affiliate of a Party which are not caused by an event that would qualify hereunder as a Force Majeure Event.

24.6   Reporting

As soon as reasonably practicable after the end of the Force Majeure Event, the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and such Affected Party shall resume performance of its obligations under this Agreement.

24.7   Consequence of Force Majeure Events

No Party shall be released from any of its obligations under this Agreement as a result of a Force Majeure Event. This Agreement shall remain in effect for the duration of a Force Majeure Event.

24.8   Accrued Obligations

The Parties further agree that, at the conclusion of any Force Majeure Event, no Party shall have any obligation to the other Parties to the extent of its failure to perform any obligations required hereunder as a consequence of such Force Majeure Event. No Force Majeure Event shall operate to extend the Term of this Agreement.

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25.     MISCELLANEOUS

25.1   Binding Effect

Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall, in accordance with its terms, be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

25.2   Further Covenants

(a)     The Parties undertake to each other to execute and perform all such reasonable deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required to ensure that the Shareholders, the Board Managers appointed by them (and any alternate Board Manager) and, so far as any obligations are expressed to be imposed upon them, the Company and any Subsidiaries of it:

(i)     give effect to the terms of this Agreement; and

(ii)    give effect to the terms of the Project Documents.

(b)     Without prejudice to the generality of clause 25.2(a), the Shareholders agree, as between themselves, that, if any provisions of the Constitutional Documents at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and the Shareholders shall exercise all powers and rights available to them to procure the amendment of the Constitutional Documents to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement.

25.3   Announcements

No Party shall make or permit any Person connected with it to make any announcement concerning this Agreement or any ancillary matter before, on or after the Effective Date, except as required by Applicable Law or any competent regulatory body (in which case the announcing Party will, to the extent practicable, consult in advance with the non-announcing Party with respect to the text, method of release, and timing of its issuance) or with the prior written approval of all Shareholders, such approval not to be unreasonably withheld or delayed.

25.4   Notices

(a)      Any notice or other communication to be given under this Agreement shall be given in writing in English and may be delivered in person (to the Person designated to act and/or receive notice on behalf of such Party) or sent by prepaid trackable courier service, or email to the relevant Party at the following addresses and , or such other address or email addresses as the relevant Party may notify the other Parties in writing from time to time (the Notice):

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(i)     If to Saudi Aramco:

Saudi Aramco Al Midra Building, RM E-907A

Dhahran, 31311

Kingdom of Saudi Arabia

Attn: VP New Business Development

Email: yasser.mufti@aramco.com

with a copy to:

Saudi Aramco Main Administration Building; RM 335

PO Box 5000

Dhahran, 31311

Kingdom of Saudi Arabia

Attn: General Counsel

Email: nabeel.mansour@aramco.com

(ii)    If to Nabors:

Nabors International Netherlands B.V.

Zuidplein 126

WTC toren H 15th floor

1077XV Amsterdam

The Netherlands

Attn: Katalin Rozsnyai and Andras Kruppa

Email: Katalin.Rozsnyai@centralis.eu and Andras.Kruppa@nabors.com with a copy to:

Nabors Corporate Services, Inc.

515 W. Greens Road

Suite 1200

Houston, TX 77044

Attn: General Counsel

Email: general.counsel@nabors.com

(b)      Any such Notice sent as aforesaid shall, if sent by email, be deemed delivered on the date of sending, if transmitted before 5.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending.  In providing service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or communication was properly addressed and posted or that the email was properly addressed and sent. Unless otherwise specified, (i) any Notice to be made to the Board of Managers’ Chairman, the Board of Managers’ Secretary and any Senior Officers of the Company shall be deemed validly made if addressed to such Person and delivered to the Head Office unless another address is specified by any such Person for such purpose, in which case it shall be deemed to be validly made if addressed to such Person and delivered to such address, and (ii) any Notice to be made to a Board Manager of the Company shall be deemed

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validly made if addressed to such Board Manager and delivered to the Shareholder who appointed such Board Manager; provided, however, that the rules with respect to delivery as stipulated in clause 25.4(a) shall continue to apply.

25.5   Entire Agreement

(a)      Without prejudice to the Transaction Agreements, each of the Parties confirms that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreements, arrangements or understandings between the Parties with respect thereto (including, subject to clause 25.5(b), the MOU).

(b)      Upon entry into this Agreement, the Shareholders shall sign a written notice, and procure that the parties to the MOU counter-sign such notice in acknowledgement thereof, to confirm the termination of the MOU and agree that, in addition to the surviving provisions under clause 10.2 of the MOU, clauses 4 and 8 of the MOU shall survive the entry into this Agreement. Clauses 4 and 8 of the MOU shall, however, terminate upon the earlier of the Formation Date and termination of this Agreement in accordance with paragraph 2.5 of Schedule 2.

(c)      Except as required by Applicable Law, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

(d)      In the event of any inconsistency between the Articles of Association and the provisions of this Agreement, the Parties hereby agree that, to the extent possible under Applicable Law, the provisions of this Agreement shall prevail over the corresponding provisions of the Articles of Association regardless of whether the Articles of Association (and any subsequent amendments thereto) were entered into before or after the Effective Date.

(e)      In the event of any inconsistency between a Transaction Agreement (other than the Articles of Association) and this Agreement, the Parties hereby agree that the provisions of this Agreement shall prevail over the corresponding provisions of the relevant Transaction Agreement.

25.6   Amendments

This Agreement may be amended by the written agreement of the Parties.

25.7   Waivers

(a)      Any term of this Agreement may be waived by agreement in writing between the Parties.

(b)      The rights and remedies of the Parties under or in connection with this Agreement shall not be affected by the giving of any indulgence by the other Parties or by anything whatsoever, except a specific waiver or release in writing, and any such waiver or release shall not prejudice or affect any other rights or remedies of such Parties.

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25.8   Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one (1) instrument.

25.9   English Language

(a)      This Agreement and all related documents, instruments and other materials relating hereto (including Notices, demands, requests, statements, certificates or other documents or communications) shall be in the English language, unless agreed otherwise by the Parties.

(b)      The Parties each acknowledge that the Constitutional Documents will be issued in Arabic (of the type used as the official language of the Kingdom).

25.10 Remedies Cumulative

The rights and remedies provided to the Parties under this Agreement are cumulative and are in addition to, and not in limitation of, other rights and remedies that may be available to any Party under this Agreement or Applicable Law, provided that the Parties agree to exclude, to the extent permissible, any right of termination arising under Applicable Law.

25.11 Severability

If any part (including any clause or part thereof) of this Agreement shall be void or unenforceable by reason of any Applicable Law, it shall be deleted and the remaining parts of this Agreement shall continue in full force and effect and, if necessary, the Parties shall use their commercially reasonable efforts to agree any amendments to this Agreement necessary to give effect to the spirit of this Agreement with due consideration to the economic interests pursued by each Shareholder and guided by the principles of reason and fairness.

25.12 Governing Law

This Agreement shall be construed in accordance with the plain meaning of its terms and shall be interpreted in all respects in accordance with and governed by the laws of the Kingdom, without regard to any conflicts of law provisions.

25.13 Further Assurances

The Parties hereby agree to cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action necessary, proper or advisable and to obtain all permits, consents, approvals, authorizations, qualifications and orders as are necessary under the laws of the Kingdom to consummate and make effective the transactions contemplated by this Agreement.

25.14 Private and Commercial Acts

The execution, delivery and performance of this Shareholders’ Agreement constitute private and commercial acts.

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25.15 Costs

(a)      Save as otherwise provided in this Agreement, or as otherwise specifically agreed in writing by the Parties after the Effective Date, each Party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the preparation, entering into, execution and completion of this Agreement, including in respect of its obligations in satisfying the Conditions Precedent set forth in paragraph 2 of Schedule 2 and the other requirements for subscribing the Shares.

(b)      The Parties intend to incur all costs in a manner that will enable them to be invoiced in U.S. Dollars. To the extent that it is not possible, costs that are incurred in a currency other than U.S. Dollars shall be the lower of the U.S. Dollar equivalent for such amount:

(i)     converted into U.S. Dollars at the exchange rate published on the relevant Bloomberg page for the date of receipt of the relevant invoice; or

(ii)    such other currency in accordance with the relevant contract or in accordance with separate arrangements with the relevant Third Party.

25.16 Reliance

(a)      Each Shareholder:

(i)      confirms on behalf of itself and its Affiliates that, in entering into this Agreement, it has not relied on any express or implied representation, warranty, assurance, collateral contract, covenant, indemnity, undertaking or commitment which is not expressly set forth or referred to in this Agreement; and

(ii)    waives all rights and remedies which, but for this clause 25.16, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(b)      Nothing in this clause 25.16 limits or excludes any liability for fraud.

(c)      Each Shareholder acknowledges and agrees on behalf of itself and its Affiliates that:

(i)     any information provided to it by the other Shareholders or its Affiliates in connection with this Agreement (the Information) does not purport to be all inclusive and that no representation or warranty, express or implied, has been or will be made by the Shareholder providing the Information or any of its Affiliates, directors, managers, officers, employees, agents or advisers as to the accuracy, reliability or completeness of any of the Information; and

(ii)    the Shareholder providing the Information shall not:

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(A)     have any liability to the Shareholder receiving the Information or to any other Person resulting from the use of such Information by the receiving Shareholder or its Affiliates; or

(B)     be under any obligation to provide further Information, update Information or correct any inaccuracies in Information; and

(iii)   each Shareholder is responsible for making its own evaluation of the Information.

25.17 Prohibited Payments

No Party or any of its employees, agents, or subcontractors, or their employees or agents, shall make payment or give or take anything of value to or from any official (including any officer or employee of any department, agency, or instrumentality) or other Person to influence his or its decision, or to gain any other advantage for itself, the Company or any of its Affiliates. A Party becoming aware of a violation of this clause 25.17 by one (1) of its Affiliates, employees, agents or subcontractors, or their employees or agents, shall immediately notify the other Parties of the potential violation of this clause 25.17 and hold the other Parties harmless for all Losses arising out of such violation.

25.18 No Partnership

It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create:

(a)      other than a limited liability company incorporated by the Shareholders, a partnership, association or trust, or to authorize a Party to act as an agent, servant, or employee for another Party; or

(b)      any fiduciary relationship between the Parties as co-ventures or otherwise save to the extent contemplated by this Agreement including in relation to the duties of the Board of Managers.

25.19 No Deductions

All sums payable by a Shareholder under this Agreement shall be paid without deduction or withholding of any bank or transfer charges, Taxes, duties, fees, assessments or otherwise; provided that if a Shareholder is required by Applicable Law to make any deduction or withholding from any sum paid or payable to another Shareholder, the paying Shareholder shall make such deduction or withholding and pay the relevant amount to the relevant entity.

25.20 No Set-Off

Unless otherwise expressly allowed under this Agreement, every payment payable under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to any Shareholder under this Agreement or any other Transaction Agreement.

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25.21 Beneficiary

This Agreement shall inure to the benefit of, and shall be enforceable by, the relevant Party and its respective successors and permitted assigns. Nothing contained herein shall be deemed to confer upon any Third Party any right or remedy under or by reason hereof.

IN WITNESS WHEREOF, each of the Shareholders has caused this Agreement to be executed, in duplicate originals, by its duly authorized representatives as of the date first written above.

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Signatories

SAUDI ARAMCO DEVELOPMENT COMPANY
By:	/s/ YASSER M. MUFTI
Name:	Yasser M. Mufti
Title:	Chairman of the Board of Directors

In the presence of:
Signature of witness:	/s/ MAJID A. MUFTI
Name of witness:	Majid A. Mufti
Address of witness:	Dhahran, KSA
Occupation of witness:	Head of Upstream Transactions

[Signature page to Shareholders’ Agreement]

NABORS INTERNATIONAL NETHERLANDS B.V.
By:	/s/ ANTHONY G. PETRELLO
Name:	Anthony G. Petrello
Title:	Authorised Signatory

In the presence of:
Signature of witness:	/s/ YEHYA ALTAMEIMI
Name of witness:	Yehya Altameimi
Address of witness:	Kohbar, Saudi Arabia
Occupation of witness:	Vice President

[Signature page to Shareholders’ Agreement]